Exhibit 10.4
Execution Copy
LEASE AGREEMENT
(WITH OPTION TO PURCHASE)
     This Lease Agreement (“Lease”) is made and entered into as of the 14th day of July 2010 (the “Effective Date”), by and between A.B.E., LLC, a West Virginia limited liability company (herein called the “Lessor”), and DIVERSICARE ROSE TERRACE, LLC, a Delaware limited liability company (herein called the “Lessee”).
RECITALS
     WHEREAS, Lessor owns certain real property located in Milton, Cabell County, West Virginia, as more particularly described on Exhibit A attached hereto (the “Land”); and
     WHEREAS, Lessor and Lessee have agreed to construct, furnish, and equip certain improvements on the Land so as to qualify the improvements for licensure by the West Virginia Department of Health (“WVDH”) as a fully licensed skilled nursing facility having ninety (90) licensed beds (the “Facility”); and
     WHEREAS, upon completion of the Facility, Lessor desires to lease the hereinafter described Leased Property to Lessee, and Lessee desires to lease the same from Lessor, upon the terms, covenants and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties to this Lease hereby covenant and agree as follows:
ARTICLE 1
     1.1 Lease and Leased Property. Upon and subject to the covenants, stipulations, terms and conditions hereinafter set forth, Lessor hereby leases, demises and lets to Lessee, and Lessee hereby leases, rents and hires from Lessor, for the Term hereof (beginning on the Commencement Date as more particularly set forth herein) the following described property (collectively, the “Leased Property”):
          1.1.1 the real property more particularly described in Exhibit A attached hereto and made a part hereof together with all easements, rights, hereditaments and appurtenances thereto belonging or otherwise benefitting such real property (the “Land”);
          1.1.2 the Facility (as hereinafter defined), and all structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter situated on the Land including, but not limited to, alleyways, crosswalks, sidewalks, utility pipes, conduits and lines (on-site and off-site), drainage and all above-ground and underground utility structures, drives, parking areas and roadways appurtenant to such improvements (collectively, the “Leased Improvements”);
          1.1.3 to the extent owned and installed in the Leased Improvements by Lessor, all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, so permanently affixed or attached to or incorporated into the Land or Leased Improvements such that an interest in them arises under applicable real estate law and the same are deemed to be fixtures and accessions to the land and a part thereof, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Land or Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”), but specifically excluding all items included within the category of Lessee’s Personal Property as defined below;
          1.1.4 to the extent owned and installed in the Leased Improvements by Lessor, all equipment, machinery, furnishings, furniture, trade fixtures, appliances and other items of personal property (excluding consumable inventory and supplies), and all components thereof, now or hereafter installed on the Land by Lessor and used, maintained or operated in connection with the Leased Improvements and specifically including the Facility FF&E defined herein (collectively, “Lessor’s Personal Property”), but specifically excluding all items included within the category of “Lessee’s Personal Property”; and
          1.1.5 to the extent permitted by law, all permits, approvals and other intangible property or any interest therein now or hereafter owned or held by Lessor in connection with the Leased Property or the use thereof or any business or businesses now or hereafter conducted by Lessee therefrom, including all licenses, permits, contract rights, agreements, water rights and reservations, zoning rights, business licenses and warranties (including those relating to construction or fabrication) related to the Leased Property, or any part thereof, specifically including the right to the use of (and Lessor hereby grants to Lessee the exclusive right to the use of) the name Rose Terrace Health and Rehabilitation Center and any derivatives thereof (collectively, “Permits and General Intangibles”).
     1.2 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, consistently applied, (iii) all references in this Lease to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (iv) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision. For purposes of this Lease, the following terms shall have the meanings indicated:
     Affiliate: When used with respect to any corporation or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting shares, partnership interests or other equity interests. The term “person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.
     Architect: Jones & Jones Associates Architects PC, 6120 Peters Creek Road, Roanoke, VA 24019.
     Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which federally chartered banks located in the State of West Virginia, are authorized, or obligated, by law or executive order, to close.

     Citation: Any operational or physical plant deficiency set forth in writing with respect to the Facility by any governmental body or agency, or Medicaid or Medicare intermediary, having regulatory oversight over the Facility, with respect to which the scope and severity of the penalty for such deficiency, if not cured, is one or more of the following: Loss of licensure or certification of need, decertification of the Facility from participation in the Medicare and/or Medicaid programs, appointments of a temporary manager or denial of payment for new admissions.
     Commencement Date: As defined in Section 2.1 hereof.
     Completion Date: The date on which the construction of the Improvements has been substantially completed such that Lessor has received the following: (i) a Certificate of Substantial Completion from the Architect, and (ii) a certificate of occupancy or its equivalent issued by the appropriate Governmental Authority having jurisdiction over the Leased Property which permits the occupancy of the Improvements for its Primary Intended Use. For purposes of this Lease, “substantially completed” shall mean that the Improvements and other work which Developer is obligated to perform hereunder have been completed in accordance with the Plans, notwithstanding the fact that Punch List Items remain to be performed.
     Construction Contracts: The contracts between Lessor and its General Contractor or any other contractor (including subcontractors) relating to rendering of services or furnishing of materials in connection with the construction of the Improvements, contracts between the General Contractor and any subcontractor and contracts between any of the foregoing and any other person relating to rendering of services or furnishing of materials in connection with construction of the Improvements.
     CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, calculated in this Lease as the CPI attributable to the month three (3) months prior to the applicable date herein.
     Declaration: The Declaration of Easements and Restrictions to be made and executed by A.B.E. LLC (“ABE”) and the New Entity described in Sec. 1.3 hereof imposing certain easements and restrictions upon the property of ABE adjacent to the Land for the use and benefit of the Lessee and any future owners and occupants of the Land in the form attached hereto as Exhibit F and incorporated herein by this reference.
     Development Budget: The detailed budget for the cost of the construction and development of the Improvements as agreed upon by Lessor and Lessee and containing such budget information as Lessor and Lessee may request and approve.
     Development Costs: All costs and expenses of construction and development of the Improvements and the Facility FF&E, in accordance with the Plans up to (but not to exceed without the approval of both Lessor and Lessee) the total amount set forth in the Development Budget, plus the value allocated to the Land of $750,000.00. Without limiting the foregoing, it is intended that Development Costs include all amounts funded, advanced or accrued by Lessor hereunder in the development of the Leased Property in accordance with the Development Budgets and the Plans, up to but not to exceed without the approval of both Lessor and Lessee the total amount set forth in the Development Budget.

     Facility: The fully licensed skilled nursing facility located on the Land and known as the Rose Terrace Health and Rehabilitation Center.
     Facility FF&E: The equipment, machinery, furnishings, furniture, trade fixtures, appliances and other items of personal property necessary, appropriate or required for the operation and occupancy of the Facility as a skilled nursing facility identified in the Plans, with vendors and items to be selected by Lessee, and to be initially installed in the Facility by Lessor in accordance with the Plans.
     General Contractor: AB Contracting, Inc., a West Virginia corporation, having an address of 5521 Ohio River Road, Point Pleasant, West Virginia 25550.
     Governmental Authority: The United States, the state, county, city and political subdivisions in which the Land is located or which exercise jurisdiction over the Land or the construction or operation of the Improvements thereon, and any court administrator, agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over the Land or the construction or operation of the Improvements thereon, specifically including, without limitation, WVDH.
     Governmental Requirement: Any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority, including environmental, occupational, health, safety, zoning and other land use ordinances and regulations.
     Hazardous Materials: Any material or substance that is defined or classified under any Hazardous Materials Laws as a hazardous or toxic substance, material, waste or pollutant, or toxic or hazardous pursuant to regulations promulgated now or hereafter under any Hazardous Materials Laws, or presents a risk to human health or the environment under other applicable federal, state or local laws, ordinances, or regulations, as now in effect or as may be passed or promulgated in the future. “Hazardous Materials” specifically includes asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials, petroleum and petroleum based products, and urea formaldehyde.
     Hazardous Materials Law: Any federal, state or local law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any amendments, modifications or supplements thereto, and all similar federal, state and local environmental statutes and ordinances, whether heretofore or hereafter enacted or effective and all regulations, orders, or decrees heretofore or hereafter promulgated thereunder.
     Improvements: The Facility and other improvements to be constructed in accordance with the Plans, including any and all site preparation, landscaping and drainage work necessary to construct and operate the Facility for its Primary Intended Use.
     Intangible Property: shall mean all licenses and permits now owned or hereinafter acquired by Lessee, necessary or desirable for Lessee’s use of the Leased Property under this Lease, including, without limitation, if applicable, any certificate of need or other similar certificate; and the right to use any trade or other name now or hereafter associated with the operation of the Leased Property by Lessee, including, without limitation, the name “Rose Terrace Health and Rehabilitation Center”, but specifically excluding the name “Diversicare” or any derivative thereof.

     Lease Year: A period of twelve (12) successive calendar months commencing on the Commencement Date (as defined in Article 2 hereof) and on the same date in each successive calendar year during the Term of this Lease.
     Notice: Any notice given hereunder in accordance with Article 22 hereof.
     Offsite Improvements: The extension of the drive extending from Route 60 to the boundary of the Property (the “Driveway Extension”), the extension to the boundary of the Land of utility lines sufficient (by volume) and satisfactory to serve the Facility for its Primary Intended Use, including any lift station for sewage disposal into the sewer system for the City of Milton, and storm drainage facility of the flow of surface water to facilitate proper drainage of water flow from the Property into storm water detention basins or retention pond areas located on adjacent property (the “Utility Improvements”), all to be constructed by Lessor, at Lessor’s cost and expense, pursuant to the Declaration.
     Overdue Rate: On any date, a rate of interest equal to two percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
     Plans: (i) The final plans and specifications for the construction of the Improvements and the Facility FF&E to be installed in the Facility, which have been prepared by the Architect and approved by Lessor and Lessee and (ii) all amendments, modifications and supplements thereto which do not require the approval of Lessor and Lessee or which have been approved by Lessor and Lessee subsequent to the execution of this Lease.
     Primary Intended Use: As defined in Section 7.2.1 hereof.
     Prime Rate: On any date, a rate of interest equal to the annual rate of interest published by The Wall Street Journal from time to time as the Prime Rate (such rate is currently published in the column “Money Rates” as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”). If a range of rates is published as the Prime Rate by The Wall Street Journal, then the “Prime Rate”, for the purposes of this Lease, shall be the highest rate in such range. Each change in the Prime Rate as published by The Wall Street Journal shall be effective, for the purposes of this Lease, to change the Interest Rate as of the date that such change is published in The Wall Street Journal.
     Punch List Items: Minor details of construction, mechanical adjustments or decorations which remain to be completed following the Completion Date that do not (i) prevent the issuance of a certificate of use and occupancy (or the local equivalent thereof) for the Improvements and/or (ii) materially interfere with the use of the Improvements for the Primary Intended Use.
     Term; Term of this Lease; Lease Term; Term hereof: As and when used in this Lease, the foregoing defined terms each shall mean and include the Initial Term of this Lease as defined in Article 2 hereof, and, to the extent this Lease is extended and renewed as provided herein, the Renewal Term of this Lease as defined in Article 2 hereof.
     Total Project Costs: The total amount of all Development Costs expended and actually advanced and disbursed by Lessor in accordance with this Agreement, including the final advance of proceeds representing retainage withheld for completion or correction of any particular items of construction, in the total aggregate amount of up to $7,104,818.00, as set forth on Exhibit B attached hereto.
     Unavoidable Delays: Delays due to strikes, slowdowns, lock-outs or similar labor action; inability to procure equipment or materials; power failure; acts of God; delays, denials, challenges, restrictions or regulations by any federal, state or local governmental, quasi-governmental or regulatory authority or agency; enemy action, war, revolution, riot, terrorism, vandalism, civil insurrection or commotion; fire; unavoidable casualty or other events, conditions or causes beyond the reasonable control of the party responsible for performing an act or obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.
     WVDH: The West Virginia Department of Health and Human Resources, Office of Health Facilities, Licensure and Certification.
     WVDH Approvals: All licenses, permits, certificates of need and other approvals of WVDH necessary to operate the Primary Intended Use on the Leased Property.
     1.3 Lessor. The parties acknowledge that following the Effective Date hereof, Lessor intends to and will form the single asset entity described in Sec. 3.9.6 hereof for the purpose of owning, developing, constructing and leasing the Leased Property to Lessee in accordance with this Lease (the “New Entity”). Lessor intends to and will assign its interest in this Lease to such New Entity. Provided that (i) Lessor and such New Entity execute and deliver to Lessee a written assignment and assumption agreement pursuant to which such New Entity expressly assumes all the covenants, agreements, duties and obligations of the Lessor under this Lease and agrees to be bound by all the terms and conditions of this Lease and (ii) the owner(s) of such New Entity execute the Joinder with respect to Sec. 23.13 hereof, then such New Entity shall, as of the date of such assignment, be deemed to be, and Lessee will recognize and attorn to such New Entity as, the Lessor under and for purposes of this Lease. The parties agree that an addendum to this Lease shall be executed evidencing such New Entity as the Lessor under this Lease once the same has been established as provided herein.
ARTICLE 2
     2.1 Term; Commencement Date. The initial term of this Lease (the “Initial Term”) and the payment of the Rent due hereunder shall commence on the Commencement Date (as herein defined) and shall remain in effect for a period of twenty (20) years, expiring at midnight on the date that is two hundred forty (240) calendar months from the Commencement Date, unless terminated sooner pursuant to the provisions of this Lease. The Commencement Date shall be the date on which the last of the following conditions occurs or is satisfied (i) the construction of the Facility has been completed as evidenced by a Certificate of Substantial Completion by the Architect and the Facility FF&E for the Facility has been installed, (ii) all means of access, ingress and egress to and from the Facility, and the Offsite Improvements, have been substantially completed, are in good working order and are available for use by Lessee, (iii) a final and permanent certificate of occupancy for the Facility permitting the legal use and occupancy of the Leased Property as a fully licensed skilled nursing facility having ninety (90) beds has been obtained from the applicable local governmental authority having jurisdiction; and (iv) all physical plant inspections and regulatory approvals of the Facility from the applicable governmental authorities necessary for the Facility to be licensed by WVDH as a skilled nursing facility having ninety (90) beds have been obtained. In all events, the Commencement Date shall be no later than the Outside Date specified in Section 3.4, below. The parties agree that an addendum to this Lease shall be executed evidencing the Commencement Date once the same has been established as provided herein.
     2.2 Renewal. Provided that no Event of Default hereunder has occurred and is continuing at the time, Lessee shall have the option and right to renew and extend the Term of this Lease for two (2) additional successive periods of five (5) years each (each a “Renewal Term”). Lessee shall exercise this option and right to renew and extend the Term of this Lease by giving Lessor written notice of its intent and election to do so not less than six (6) months prior to the expiration of the then existing Term. Lessee’s leasing of the Leased Property during such Renewal Term shall be upon and subject to the same terms, covenants and conditions set forth in this Lease.

ARTICLE 3
     3.1 Development Budget; Plans. For a period of forty-five (45) days after the Effective Date, Lessor and Lessee will attempt to agree upon the Development Budget and the Plans. Lessee shall submit the Plans to WVDH for its review and approval. The final Development Budget and the Plans, as agreed to by Lessor and Lessee, and, as to the Plans, as approved by WVDH, may not be modified or amended without approval of the other except as specifically provided herein. If, despite their good faith efforts, Lessor and Lessee are unable to agree upon the Development Budget or the Plans within such forty-five (45) day period, then Lessor and Lessee shall each have the right to terminate this Lease upon Notice to the other provided, however, such right to terminate shall expire if and when agreement is reached.
          3.1.1 Contracting for Construction. Lessor will engage the General Contractor to construct the Improvements. Lessor is entitled to exercise its discretion in the allocation and apportionment of the work on the Improvements and to engage such other contractors as Lessor deems necessary and appropriate to construct the Improvements in a timely and cost-efficient manner. Lessor will negotiate and prepare the Construction Contracts, and will fulfill all of the responsibilities of the owner under such contracts. In connection with the negotiation of the Construction Contracts with the General Contractor, Lessor will (unless Lessee otherwise consents) cause the General Contractor at all times to maintain:
               3.1.1.1 Builder’s risk insurance covering the construction of the Improvements, in a face amount of not less than the full insurable value of the Improvements and materials supplied in connection with the Improvements;
               3.1.1.2 Liability insurance against claims for personal injury, death or property damage suffered by members of the public or others in or about the Land or adjacent land used in connection with the construction of the Improvements or occurring by reason of the ownership, maintenance, use or operation by Lessor, the General Contractor or any subcontractor, agent or employee thereof of any equipment, vehicles or other facilities in connection with the Property or the construction of the Improvements, in amounts of at least $1,000,000.00 per occurrence and $2,000,000.00 aggregate for personal injury or death and $100,000.00 for property damage.
               3.1.1.3 Workers’ compensation and employer’s liability insurance as may be required under any Governmental Requirement;
               3.1.1.4 Fire, casualty and extended coverage insurance on the Improvements of an insurable nature in a face amount of not less than the full insurable value thereof and such other insurance customarily carried by persons engaged in holding or operating property similar to the Property, such insurance to be obtained on or before the termination of the applicable builder’s risk insurance.
     All such insurance maintained pursuant to subsections 3.1.1.1, 3.1.1.2 and 3.1.1.4 of this Section 3.1.1 shall name Lessor and Lessee as an additional insured. All insurance maintained pursuant to subsection 3.1.1.1 of this Section 3.1.1 shall name Lessor, Lessee and the General Contractor, jointly, as loss payee and all insurance maintained pursuant to subsection 3.1.1.4 of this Section 3.1.1 shall name Lessor and Lessee, jointly, as loss payee.
     If the Improvements are totally or partially destroyed from a risk/hazard covered by the insurance described in this Section 3.1.1, Lessor shall cause such Improvements to be restored to substantially the same condition as existed immediately before the damage or destruction. In the case of any loss or damage to the Improvements, or any portion thereof, all insurance proceeds payable under any policy of insurance required by this Section 3.1.1 shall be made available by the loss payees to Lessor for reconstruction or repair, as the case may be.
     3.2 Construction of Improvements; Offsite Improvements. Lessor shall construct the Improvements, in accordance with the Plans. The Facility will be equipped with the Facility FF&E in accordance with the Plans, which property shall be and remain “Lessor’s Personal Property” hereunder. Lessee shall have no responsibility for any costs associated with construction and equipping of the Facility in accordance with the Plans, including without limitation any construction costs required for site improvements necessary for construction of the Facility, installation of the Facility FF&E, installation or extension of utilities, obtaining the licenses and approvals, and any requirements of Owner’s construction lender. Lessor shall use its best efforts to cause the Improvements to be completed and equipped with the Facility FF&E substantially in accordance with the Plans for an amount not to exceed the Total Project Costs set forth on Exhibit B attached hereto, and the Commencement Date to occur by the Anticipated Commencement Date set forth in Sec. 3.6 hereof. Such work shall be performed by Lessor on a turnkey basis, at the sole cost and expense of Lessor, pursuant to a guaranteed price contract with the General Contractor being responsible for any and all cost overruns (distinguished, however, from any change orders requested by Lessee after approval of the final Plans resulting in an increase in Lessor’s cost of construction). If and to the extent the total amount of Development Costs shall exceed the Total Project Costs as set forth on Exhibit B (other than as a result of any change orders requested by Lessee after approval of the final Plans resulting in an increase in Lessor’s cost of construction), Lessor shall pay and shall not be reimbursed by Lessee for such excess amount and such excess amount shall not be included as a part of the Total Project Costs for purposes of determining the amount of Rent under Sec. 4.1 or the amount of the Purchase Price under Sec. 23.1. Lessor covenants and agrees that the Facility will be constructed with all new, good quality material in a good and workmanlike manner, in accordance with good construction practices, and in accordance with the approved final Plans (as the same may be modified or supplemented) and all applicable codes, ordinances and laws, including, without limitation, the requirements of the Americans with Disabilities Act, the zoning ordinances and building code of the city, county or other political subdivision having jurisdiction in which the Facility is located, provided, however, Lessee represents and warrants to Lessor that so long as the Facility is constructed in substantial conformance with the Plans, it will comply with the requirements of WVDH for the construction of a skilled nursing facility.
          3.2.1 Lessor and Lessee acknowledge that the Declaration contains covenants and obligations on the part of Lessor relative to the construction of the Offsite Improvements. Lessor, at Lessor’s cost and expense, will complete the Offsite Improvements. The Offsite Improvements shall not be included as a part of the Plans. The cost and expense of the Offsite Improvements shall be separately borne and paid for by Lessor and shall not be a part of the Development Costs hereunder. As soon as reasonably practical after the Effective Date, Lessor, at its cost and expense, shall commence and diligently pursue completion of the construction and installation of the Offsite Improvements in a timely manner so as to facilitate the construction and completion of the Improvements by the Anticipated Commencement Date. The Offsite Improvements shall be constructed and installed as provided and set forth in the Declaration, in a good and workmanlike manner, and in accordance with all applicable laws, rules, ordinances, regulations and standards. Lessor shall be responsible for all costs and expenses in connection with the construction and installation of the Offsite Improvements. As soon as reasonably practical after the Effective Date, Lessor shall provide Lessee with detailed drawings which show the character, scope and location of the work to be performed in constructing and extending the Offsite Improvements to the property line of the Land.
          3.2.2 Lessor will keep accurate and complete books and records relating to the construction of the Improvements and installation of the Facility FF&E. Lessee will have access thereto during normal business hours upon 24 hours advance notice. Lessor will furnish or cause to be furnished to Lessee from time to time, promptly upon request, (i) copies and lists of all paid and unpaid invoices for labor and materials with respect to the Improvements and the Facility FF&E, (ii) construction budgets and revisions thereof showing the estimated cost of the Improvements and the Facility FF&E, and the source of the funds required at any given time to complete and pay for the same, (iii) receipted bills, releases and waivers of liens, or other evidence of payment with respect to the cost of the Improvements and the Facility FF&E, and (iv) such other information establishing the payment and satisfaction of Lessor’s obligations relating to the construction of the Improvements and installation of the FF&E as Lessee may reasonable request.
          3.2.3 Lessor shall ensure that no construction liens or other liens or encumbrances shall be filed or recorded against or shall otherwise affect the Leased Property or any part thereof, or the Lessor’s interest therein, in respect of materials supplied or work done or to be done in connection with the construction of the Improvements and installation of the FF&E by Lessor hereunder. If any such lien is filed against the Leased Property, or any part thereof, or Lessor’s interest therein, in respect of materials supplied or work done or to be done in connection with the construction of the Improvements and installation of the FF&E by Lessor, then Lessor shall be responsible for the prompt payment and/or discharge of such lien. If the Lessor fails to discharge or cause any such lien to be discharged (by filing any bond required by law, payment or otherwise) within thirty (30) days after receipt of notice from Lessee of the filing or recording of the lien, then, in addition to any other rights or remedies of Landlord under this Lease or applicable law, Lessee may (but shall not be obligated to) discharge the lien by paying the amount claimed into court and the amount so paid, and all costs and expenses (including attorneys costs and expenses) plus interest at the Overdue Rate from the date paid, shall be immediately due and payable by the Lessor to Lessee upon demand.
     3.3 Change Orders. Lessor may not, without obtaining the prior written approval of Lessee, change the Plans, permit the Plans to be changed or permit construction of the Improvements other than in accordance with the Plans, which approval shall not be unreasonably withheld, delayed or conditioned by Lessee provided that (i) any such change does not (A) change the basic structure or character of the Facility; (B) materially increase or decrease in any manner the size of the Facility, or any component thereof; (C) materially change the appearance of the Facility; (D) result in the substitution of inferior materials or methods of construction; and (E) materially change or reduce the quality of the basic building systems, including the mechanical, electrical, sprinkler, plumbing, life-safety, heating, air conditioning and ventilation systems within the Facility; (ii) does not delay or extend the Commencement Date; or (iii) does not increase the financial commitment (including, without limitation, the amount of Rent) or obligations or risk of legal liability on the part of Lessee under this Lease.
     3.4 Progress of Construction; Access to Improvements. Lessor shall consult with designated representatives of Lessee during construction of the Improvements and with respect to furnishing and installing the Facility FF&E. Lessee shall be responsible for selecting the vendors and items of, and ordering through Lessee’s account, the Facility FF&E to be paid for and installed by Lessor as part of the Development Costs. Prior to the commencement of construction of the Improvements, Lessor shall provide Lessee with a complete set of stamped blueprints and the project manual for the construction of the Improvements, stamped by the Architect, and written confirmation or other acknowledgement from WVDH of its approval of the final Plans. Lessor and its General Contractor will be available to meet with Lessee or its designated representatives (which may at Lessee’s option, be by telephone conference call) not less often than monthly, or as needed, and will provide Lessee with updates concerning the development and construction of the Improvements). Upon request by Lessee from time to time, Lessor will provide Lessee a written report concerning the development and construction of the Improvements and addressing any specific questions or concerns raised by Lessee. Lessor shall provide Lessee with copies of (i) all architect’s certificates submitted to Lessor or its mortgage lender and (ii) all approvals, permits, inspection reports, and other governmental consents required to commence, perform and complete the work to be performed by Lessor when and as obtained by or submitted to Lessor. Lessee and its agents and representatives shall, at all reasonable times, have access to the Land and the Improvements in order to inspect the progress and performance of the construction of the Improvements to determine compliance with the Plans and to conduct such other investigations and inspections as Lessee deems reasonably necessary. Lessor will cause its General Contractor to cooperate with Lessee and its designated representative during such inspections. If Lessee shall in good faith give Lessor Notice of defective construction, change in the scope of work, substitution of inferior materials or methods of construction, or other material deviation from, the Plans approved by Lessee, Lessor agrees to cause its contractors to promptly make any necessary corrections; provided, however, that the exercise or non-exercise by Lessor of its rights hereunder shall not operate as a waiver of any right of Lessee to require good and workmanlike construction of the Improvements in accordance with the Plans. In the event Lessor shall dispute the substance of Lessee’s notice, Lessor and Lessee shall submit the matter to a mutually acceptable third party architect for determination, whose decision shall be binding on both parties. On or before the Commencement Date, Lessor shall provide Lessee with a complete set of the as-built blueprints of the Improvements as constructed by Lessor together with manuals for (i) operation/maintenance data and materials for equipment and (ii) spare materials and equipment as required by individual sections of the project specifications manual.
     3.5 Lessee Furniture, Furnishings and Equipment. Lessor shall be responsible for equipping the Facility with the Facility FF&E, which shall be installed in consultation with Lessee’s designated representative. Lessee shall be responsible for furnishing and equipping the Facility with such consumable inventory and supplies, and such other furniture, furnishings, equipment and other personal property in addition to the Facility FF&E, if any, as may be necessary, appropriate or required for the operation and occupancy of the Facility as a skilled nursing facility. Any such inventory, supplies, furniture, furnishings and equipment to be supplied by Lessee shall fully conform to the requirements of WVDH for occupancy of a skilled nursing facility shall be timely installed on the Leased Property so as not to delay the Commencement Date. Lessor shall grant Lessee and its contractors non-exclusive access to the Leased Property during the period prior to the Commencement Date, at reasonable times, for the purpose of installing any such inventory, supplies, furniture, furnishings and equipment to be supplied by Lessee; provided, however, that (i) such period of early access to the Leased Property by Lessee shall not be construed as possession or acceptance of the Leased Property by Lessee, (ii) such entry shall be at Lessee’s sole risk and Lessee shall defend, indemnify and hold Lessor harmless from and against any claim, loss or liability of any nature arising from Lessee’s activities at the Property prior to the Commencement Date and (iii) such entry shall be completed at times and in a manner that does not interfere with Lessor’s construction of the Facility.
     3.6 Commencement of Construction; Delay of Commencement Date; Termination by Lessee. Construction of the Improvements will commence as soon as practical after Lessor and Lessee have agreed upon the Development Budget and Plans and the Plans have been approved by WVDH and will be diligently prosecuted to completion in a timely manner so that the Commencement Date shall occur on a date that is on or before June 1, 2011 (the “Anticipated Commencement Date”) but not later than the date that is on or before October 1, 2011 (the “Outside Date”). Such anticipated Completion Date and Outside Date may be extended for each day of delay as a result of any Unavoidable Delay not the fault of Lessor or Lessee. If construction of the Improvements has not commenced on or before August 31, 2010 and such delay is not due to any fault on the part of Lessee or Unavoidable Delays, then Lessee shall have the right to terminate this Lease by giving Lessor Notice of its intent to terminate this Lease and this Lease shall be terminated and shall be null and void with no further obligations between the parties. If the Commencement Date has not occurred on or before the Outside Date and such delay is not due to any fault on the part of Lessee or Unavoidable Delays, then Lessee shall have the right to terminate this Lease by giving Lessor Notice of its intent to terminate this Lease whereupon this Lease shall be terminated and shall be null and void with no further obligations between the parties.

     3.7 Compliance with Governmental Requirements; Inspection by Licensing Authority. Lessor will ensure that the physical plant aspects of the Facility fully comply in all respects with all Governmental Requirements and all other requirements, including but not limited to the requirements of the applicable Governmental Authority for the issuance of a permit for the operation of a skilled nursing facility on the Land, and the requirements of all federal and state health and life safety code agencies. Lessee will coordinate all necessary interim and final inspections and approvals by WVDH. Lessor will coordinate all necessary interim and final inspections and approvals by any other authorities required to inspect and approve the Facility. Applications for and the procurement of all licenses, permits, and certificates (specifically including, but not limited to, building permits and certificates of occupancy) that are required to develop and construct or to occupy the Improvements are the responsibility of Lessor (other than the WVDH Approvals required to operate a skilled nursing facility at the Land). Application for and the procurement of the WVDH Approvals required to operate a skilled nursing facility at the Land shall be the responsibility of Lessee. Lessor shall cooperate with and assist Lessee in obtaining such WVDH Approvals for the Facility.
     3.8 Condition of Premises; Acceptance. Lessor shall provide Lessee with not less than ten (10) Business Days advance notice of the date of the Completion Date of the construction and equipping of the Facility in accordance with the Plans. Within ten (10) Business Days after such Completion Date, Lessor and Lessee will conduct a walk-through inspection of the Improvements and Lessee shall prepare and deliver a written list of any defects, omissions or other items not constructed or furnished in conformance with the Plans. Lessee shall obtain any inspections required by WVDH upon completion of the Facility. Lessee shall be entitled to be present when such inspection is made. Lessee and Lessor shall likewise inspect the Offsite Improvements and Lessee shall prepare a written list of any defects, omissions or other items of the Offsite Improvements not constructed in conformance with the Declaration. Except for Punch List Items, Lessor shall cause all defects, omissions or other items noted by Lessor and Lessee (as well as any defects noted by the applicable Government Authority, including WVDH) to be promptly completed or repaired prior to the Commencement Date. Upon Lessor curing the noted defects and/or omissions, or if no defects and/or omissions have been pointed out as herein provided, Lessor shall deliver possession of the Facility, and Lessee shall be deemed to have accepted the Facility in its then condition on the Completion Date subject to Lessee’s repair or correction of the Punch List Items and any latent defects (as defined in Sec. 8.1). All Punch List Items, other than those reasonably requiring more than thirty (30) days to complete due to long scheduling or ordering time or other reasonable factors, shall be completed by Lessor within thirty (30) days after the Completion Date. Any Punch List Items reasonably requiring more than thirty (30) days to complete shall be diligently pursued and completed by Lessor as promptly as practicable. Except for Punch List Items and latent defects, Lessee accepts the Leased Property as of the Commencement Date on an “as-is” basis; provided, however, Lessor will provide Lessee with a construction warranty as issued by Lessor’s general contractor warranting the building structure for the Facility for a period of one (1) year from the date of completion and a standard fifteen (15) year roof repair warranty, transferable to Lessee or otherwise naming Lessee as an owner or beneficiary thereunder. All other transferable warranties, operating manuals, guaranties or sureties of the materials and workmanship provided by any contractors, subcontractors, suppliers or manufacturers, relating to the improvements, fixtures and personal property constructed or installed upon the Leased Property shall be transferred by Lessor to Lessee at the Commencement Date.
     3.9 Representations, Warranties and Covenants of Lessor. As a material inducement to Lessee to enter into this Lease, Lessor represents, warrants and covenants to Lessee that as of Commencement Date:
          3.9.1 The Improvements will have been constructed and equipped in accordance with the Plans, as amended or supplemented with the provisions of this Article 3, and the Improvements will be in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all applicable governmental entities or agencies having jurisdiction over the Improvements, and its operation including without limitation the Americans with Disabilities Act, and the building code requirements of the city, county or other political subdivision in which the Facility is located.
          3.9.2 The Improvements will be free from any material structural, electrical or mechanical defects and there will be no physical condition of the Improvements that could reasonably be expected to have a material adverse effect on the Lessee’s ability to use and operate the Leased Property for its Primary Intended Use.
          3.9.3 There will be no physical condition of the Land or the Leased Improvements of which Lessor is aware that could reasonably be expected to have a material adverse effect on Lessee’s ability to use and operate the Leased Property for its Primary Intended Use.
          3.9.4 The Land will be zoned or classified under applicable zoning ordinances or other land use regulations to permit the use and occupancy of the Leased Property as a skilled nursing facility. The Leased Improvements will be in compliance with all zoning or other land use regulations, public health, building code or other similar laws applicable thereto.
          3.9.5 Lessor will be the sole owner of and will have good and marketable fee simple title to the Leased Property free and clear of all liens, encumbrances, rights or claims of other parties, limitations or restrictions on use, or other matters except for (i) Taxes (as hereinafter defined) for the year 2010 not yet due and payable, (ii) easements for the installation and maintenance of public utilities serving the Leased Property and such other easements that do not adversely affect, impede or hinder the use, occupancy and enjoyment of the Leased Property by Lessee for its Primary Intended Use and (iii) those matters set forth on Exhibit C attached hereto (collectively the “Permitted Exceptions”). The Declaration will have been recorded in the real estate records of the Office of the County Clerk for Cabell County.
          3.9.6 Lessor will be a single asset entity that owns only the Leased Property. Lessor covenants with Lessee that, at all times during the Term of the Lease, Lessor shall maintain its status as a single asset entity and shall not acquire or own any material assets other than the Leased Property or engage in any business or activity other than the ownership, operation and maintenance of the Leased Property and activities incidental thereto.
          3.9.7 There will be no encroachments upon the Land and no encroachments of any Leased Improvements onto adjacent property. None of the Leased Improvements will violate set-back, building or side lines, nor will they encroach on any easements located on the Leased Property. All utilities serving the Facility will be in accordance with the Plans.
          3.9.8 Lessor has complied with, and to the actual knowledge of Lessor without investigation, all prior owners and occupants of the Land have complied with, all applicable Hazardous Materials Laws. Except as duly licensed or authorized by appropriate governmental authorities or otherwise permitted by such Hazardous Materials Laws, neither Lessor, its affiliates or agents have allowed the use, generation, treatment, handling, release, emission, manufacture, discharge, voluntary transmission, storage or removal of any Hazardous Materials on, at, over, in, from or upon the Land, nor to the actual knowledge of Lessor without investigation, has the Land ever been used for any of the foregoing. To the actual knowledge of Lessor without investigation, there are no polychlorinated biphenyls or friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by any Hazardous Materials Laws present at the Leased Property. Lessor has not at any time engaged in nor permitted, nor to the actual knowledge of Lessor without investigation,, has any prior owner or any tenant or other occupant of the Land engaged in or permitted, any dumping discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of Hazardous Materials at, on, in, from or about the Land that would subject the Leased Property or Lessee to any clean-up obligations imposed by any governmental authorities. Lessor has not received or been issued any notice, demand, request for information, citation, summons, or complaint regarding an alleged failure to comply with any Hazardous Materials Laws. To the actual knowledge of Lessor without investigation,, the Leased Property is not subject to any existing, pending or threatened investigation or inquiry by any governmental authority for failure to comply with any Hazardous Materials Laws. To the actual knowledge of Lessor without investigation, there are no underground storage tanks on the Land, and, to the actual knowledge of Lessor without investigation, the Land is free of dangerous levels of naturally emitted radon. To the actual knowledge of Lessor without investigation, no portion of the Land has ever been used as a landfill, garbage or refuse dump site or waste disposal facility. Lessor will comply, or cause its contractors to comply, with all applicable Hazardous Materials Laws in connection with the use, storage, disposal or discharge of Hazardous Materials on or from the Land in the construction of the Leased Improvements. During the Term, Lessor will indemnify and hold harmless Lessee from and against all liabilities, obligations, claims, penalties, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) which may be imposed upon, or incurred, suffered by, or asserted against Lessee by reason of the presence, use, maintenance, storage, release, disposal or discharge of any Hazardous Materials on, in, under or from the Land prior to the Commencement Date or any violation of any Hazardous Materials Laws arising out of or relating to conditions, circumstances or events prior to the Commencement Date.
          3.9.9 Lessor shall provide and deliver to Lessee, prior to the Commencement Date, for Lessee’s use and benefit in determining the accuracy of the representations, warranties and covenants of Lessor set forth in this Section 3.5, copies of any surveys, title insurance commitments, title insurance policies or title reports, environmental assessments, engineering reports, evidence of compliance with zoning, building codes and other land use laws or regulations, and evidence of utility availability with respect to the Leased Property issued or obtained in connection with Lessor’s financing of construction of the Facility or otherwise in the possession or control of Lessor; provided, however, such materials will be delivered “as is” for informational purposes only, without representation or warranty of any nature from Lessor. Lessee, at Lessee’s cost and expense, shall have the benefit of and may obtain, at Lessee’s option, the simultaneous issue of a leasehold title policy, at the then standard simultaneous issue rates of the title insurance company up to the full amount of the Facility Mortgage securing the financing of construction of the Improvements, in connection with any mortgagee policy issued in favor of such Facility Mortgagee, reflecting title to the Leased Property to be as represented in Section 3.9.5, above.
     3.10 Failure to Construct. If Lessor fails to construct or cause construction of the Improvements in accordance with the Plans to be completed by the Outside Date, then Lessee, at Lessee’s option, shall have the right (but shall not be obligated) to complete the Improvements in accordance with the Plans and expend such sums as Lessee reasonably deems proper in order so to complete the Improvements. The amount of any and all expenditures made by Lessee pursuant to this Section 3.9 shall be immediately due and payable by Lessor to Lessee, and Lessor agrees to pay the same to Lessee, promptly upon written demand therefor, together with interest thereon from the date of such expenditure to the date paid by Lessee at a daily rate equal to the Overdue Rate. Until so repaid by Lessor to Lessee, the amount of such expenditures made by Lessee shall not be deemed to be or included as a part of the Total Project Costs for purposes of this Lease. Upon any assumption by Lessee of the obligation to complete the Improvements as provided herein, Lessor shall forthwith surrender and deliver to Lessee, or Lessee’s designee, any funds which have been received from Lessor’s lender but have not been disbursed by Lessor, and all records, plans, specifications, permits and other governmental approvals, purchase agreements, contracts, receipts for deposits, unpaid bills and all other records, papers and documents in the possession of Lessor relating to the Improvements.

     3.11 Conditions to Lease. The obligations of Lessor and Lessee to develop, construct and lease the Facility as provided in this Lease are subject to and conditioned upon the satisfaction of the following conditions on or before the date that is forty-five (45) days after the Effective Date hereof (the “Satisfaction Date”):
          3.11.1 Lessee, at Lessee’s cost and expense, shall have obtained the approval of the West Virginia Health Care Authority, and any extension of the Certificate of Need previously approved for the Facility, necessary or required for the development, construction and lease of the Facility contemplated by this Lease. Lessee agrees to use its best efforts to obtain such approval and extension.
          3.11.2 Lessor, at Lessor’s cost and expense, shall have obtained a valid and binding commitment for a loan from the Existing Facility Mortgagee identified in Sec. 17.1 hereof for the financing of the cost of construction of the Improvements on terms reasonably acceptable to Lessor. Lessor agrees to use its best efforts to obtain such loan.
     If either of the foregoing conditions have not been satisfied on or before the Satisfaction Date, then either of Lessor or Lessee may and shall have the right to terminate this Lease by giving written notice thereof to the other party within fifteen (15) days after the Satisfaction Date, in which event all rights and obligations of the parties under this Lease shall cease and this Lease shall terminate and be of no further force and effect.
ARTICLE 4
     4.1 Rent. Lessee covenants and agrees to pay to Lessor, as rental (“Rent”) for the Leased Property during each lease year of the Term of this Lease, in lawful money of the United States of America, at Lessor’s address set forth herein or at such other address as Lessor may from time to time designate in writing, annual Rent in an amount equal to the Total Project Costs times 10.25%, such annual amount to be paid in twelve (12) equal monthly installments without demand, setoff or other reduction of any manner, except as otherwise expressly provided for herein, each due and payable, in advance beginning on the Commencement Date and, subject to adjustment commencing with the Second Lease Year as provided in Section 4.2 hereof, continuing on the same day of each calendar month thereafter for the remainder of the Term. Promptly following the Completion Date, Lessor and Lessee will execute an addendum to this Lease setting forth the amount of Rent to be paid hereunder beginning on the Commencement Date based upon the Total Project Costs as provided herein.
     4.2 Adjustment to Rent. The annual Rent payable during each Lease Year of the Term of this Lease, including each Renewal Term, shall be adjusted as follows:
          4.2.1 Commencing on the anniversary date of the Commencement Date that is the beginning of the second Lease Year, and continuing on each anniversary of the Commencement Date thereafter during each Lease Year of the Term of this Lease (each an “Adjustment Date”), the annual Rent payable hereunder shall be increased by the product of (i) the amount of the annual Rent payable during the initial Lease Year and (ii) the lesser of one (1) times the increase, if any, in CPI (expressed as a percentage) between the Commencement Date and each Adjustment Date and two and one-half percent (2.5%). In no event shall the Rent in any Lease Year during the Term of this Lease be less than the Rent payable during the preceding Lease Year as a result of the adjustment provided for in this Section 4.2.1.
     4.3 Security Deposit. Concurrent with the Commencement Date, Lessee shall deposit with Lessor a sum equal to three (3) monthly installments of Rent (the “Security Deposit”) which shall be held by Lessor as security for the full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease. Lessee may satisfy the Security Deposit obligation in whole or in part by providing an irrevocable, unconditional letter of credit issued by a national bank or financial institution reasonably acceptable to Lessor naming Lessor as beneficiary (the “Letter of Credit”). The Letter of Credit, if any, meeting the requirements of this Section 4.3 shall be maintained in full force and effect by Lessee for the benefit of Lessor for the full Term of this Lease. Within thirty (30) days prior to any expiration of the Letter of Credit, Lessee shall cause the same to be renewed and shall deliver the renewed Letter of Credit to Lessor. If Lessee defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, payment of any Rent and other sums of money payable by Lessee, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor use, apply or retain the whole or any part of the Security Deposit to the payment of any sum in default, or any other sum, including but not limited to, any damages or deficiency in reletting the Leased Property, which Lessor may expend or be required to expend by reason of Lessee’s default. Whenever, and as often as, Lessor has used the Security Deposit to cure Lessee’s default hereunder, Lessee shall, within thirty (30) days after Notice from Lessor, deposit additional money (or additional or substitute Letter of Credit) with Lessor sufficient to restore the Security Deposit to the full amount originally paid. Upon delivery of a substitute Letter of Credit to Lessor, Lessor shall return the existing Letter of Credit to Lessee for cancellation. In the event there exists no uncured Event of Default on the part of Lessee hereunder at the time, the full amount of the Security Deposit (or the original of the Letter of Credit) then on deposit with Lessor shall be returned to Lessee promptly upon the expiration or earlier termination of this Lease.
     4.4 Late Payment. If any installment of Rent owing by Lessee to Lessor under this Lease shall not be paid within ten (10) days of the date when due, such unpaid amount shall thereafter bear interest at the Overdue Rate from the due date thereof until the date of payment, which Lessee shall pay to Lessor on demand as a late charge (to the extent permitted by law) and, in such event, the parties hereby agree that such late charge will represent a fair and reasonable estimate of the costs Lessor will incur by reason of the late payment by Lessee.
     4.5 Proration for Partial Periods. The Rent for any month during the Term which begins or ends on other than the first or last day of a calendar month shall be prorated based on actual days elapsed.
ARTICLE 5
     5.1 Property Taxes. Subject to Article 10 relating to permitted contests, Lessee will pay, or cause to be paid, all real and personal property taxes and assessments levied or assessed against the Leased Property and applicable to the periods of time within the Term of this Lease (collectively “Taxes”) before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible or required, and will promptly, upon request, furnish to Lessor copies of receipts or other satisfactory proof evidencing such payments. If any such Taxes may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Taxes), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Taxes) in installments and in such event, shall pay such installments during the Term hereof as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessee may, at Lessee’s sole cost and expense, protest, appeal or institute such other proceedings as Lessee may deem appropriate to effect a reduction of Taxes and Lessor, at Lessee’s expense as aforesaid, shall cooperate with Lessee in such protest, appeal or other action. Lessee shall reimburse Lessor for Lessor’s direct costs of cooperating with Lessor in such protest, appeal or other action. If Lessee elects not to contest Taxes, Lessor shall have the right to do so in its own name and at its sole cost and expense. If any refund shall be due from any taxing authority in respect of any Taxes paid by Lessee, the same shall be paid over to or retained by Lessee. In case any person or entity to whom any sum is directly payable by Lessee under any of the provisions of this Lease shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor, and Lessor shall thereupon pay such sum to such person or entity. To the extent Lessee so pays any Taxes to Lessor, Lessee shall be relieved of its obligation under this Lease to pay such Taxes to the entity to which such Taxes would otherwise be due. Lessor and Lessee shall, upon request of the other, provide such data and information as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports with any taxing authorities.
     5.2 Notice of Taxes. Lessor shall promptly upon its receipt thereof deliver to Lessee any and all notices of assessments, valuations for purposes of assessments, invoices, bills or other notices regarding Taxes which it may from time to time receive relating to the Leased Property or any part thereof; provided that Lessor’s failure to do so shall in no way diminish Lessee’s obligation hereunder to pay such Taxes, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives notice of any Taxes that it is obligated to pay.
     5.3 Proration of Taxes. Taxes imposed in respect of the tax-fiscal period during which the Term of this Lease commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Taxes is imposed before or after such commencement or termination, so that Lessor shall be responsible for Taxes assessed and imposed on the Leased Property prior to the Commencement Date and after the termination of the lease Term. Lessee’s obligation to pay its prorated share thereof after termination shall survive such termination.
     5.4 License Fees and Business Taxes. Lessee shall pay directly to the applicable taxing or governmental authority having jurisdiction all license fees (including all application fees) and business occupation taxes or bed tax charged or assessed by the State of West Virginia and any political subdivision thereof for the licensing and operation of a skilled nursing facility applicable to periods of time within the Term of this Lease which are levied, rated, charged or assessed against or in respect of the business carried on in the Leased Property by Lessee or in respect of the use, operation or occupancy thereof or any part thereof by Lessee (provided, however, that Lessor shall pay all building permit and other fees for the initial construction of the Facility).
     5.5 Utility Charges. Lessee will pay or cause to be paid when due, to the appropriate supplier, all charges and deposits for electricity, power, gas, oil, water and all other utilities used in, on or by the Leased Property during the Term.
     5.6 Insurance Premiums. Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for the insurance coverage required to be maintained by Lessee pursuant to Article 11 during the Term.
     5.7 Absolute Net Lease. All rent payments shall be absolutely net to Lessor free of real property taxes and assessments, sales and use taxes, and other taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums or any other charge or expense in connection with the Leased Property. All expenses and charges, whether for upkeep, maintenance, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, occupational licenses and other permits and other operating or other charges of a like nature or otherwise, shall be paid by Lessee. This provision is not in derogation of the specific provisions of this Lease, but in expansion thereof and as an indication of the general intentions of the parties hereto. Lessee shall at all times remain obligated under this Lease without any right of set off, counterclaim, abatement, deduction, reduction or defense of any kind, except as otherwise specifically set forth in this Lease.

ARTICLE 6
     6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease.
     6.2 Lessee’s Personal Property. All machinery, equipment, furniture, furnishings, inventory, supplies, movable walls or partitions, computers (and all associated software), trade fixtures or other personal property at the Leased Property now or hereafter owned by Lessee (or leased by Lessee from parties other than Lessor), if any, and located at or used in connection with the business operated by Lessee on the Leased Property, together with all replacements, alterations, additions and accessions thereto, shall belong to Lessee and be a part of “Lessee’s Personal Property.” Lessee may, at its expense, from time to time during the Term of this Lease install, affix or assemble or place on the Land or in the Leased Improvements any items of the Lessee’s Personal Property and may remove, replace or substitute for the same from time to time in the ordinary course of Lessee’s business. Such property shall at all times remain the personal property of Lessee. Upon the expiration or earlier termination of this Lease, Lessee may and shall have the right to remove all of Lessee’s Personal Property from the Leased Property subject, however, to the provisions of Article 28 below. Lessee shall, at its expense, repair all damage to the Leased Property caused by any removal of Lessee’s Personal Property, and Lessor may prevent such removal until proof, reasonably satisfactory to Lessor, is presented by Lessee reflecting its ability to repair any damage caused by such removal. Anything herein to the contrary notwithstanding, Lessee may not remove Lessee’s Personal Property from the Leased Property during or after the Lease Term if an Event of Default on the part of Lessee shall have occurred and be continuing at the time or in the event such removal is in accordance with a plan of Lessee to discontinue business operations from the Leased Property prior to the expiration of the Term of this Lease, except in the case of early termination of this Lease by Lessee as allowed and provided for elsewhere in this Lease.
     6.3 Landlord’s Security Interest. For the purpose of securing the payment and performance of Lessee’s obligations under this Lease, Lessee, as debtor, hereby grants to Lessor, as secured party, a security interest in and an express contractual lien upon, all of Lessee’s right, title and interest in and to Lessee’s Personal Property and in and to the Intangible Property and any and all products and proceeds thereof, in which Lessee now owns or hereafter acquires an interest or right, including any leased Lessee’s Personal Property. This Lease constitutes a security agreement covering all such Lessee’s Personal Property and the Intangible Property. The security interest granted to Lessor in this Section 6.3 is intended by Lessor and Lessee to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of Lessee’s Personal Property or to any working capital lender of Lessee so long as (i) the lessor or financier of such Lessee’s Personal Property agrees to give Lessor written notice of any default by Lessee under the terms of such lease or financing arrangement, to give Lessor a reasonable time following such notice to cure any such default and to consent to Lessor’s written assumption of such lease or financing arrangement upon Lessor’s curing of any defaults thereunder or (ii) Lessor and Lessee’s working capital lender execute an intercreditor agreement reasonably acceptable to Lessor. This security agreement and the security interest created herein shall survive the termination of this Lease if such termination results from the occurrence of an Event of Default, otherwise the security agreement and the security interest herein shall automatically terminate upon the expiration or sooner termination of this Lease.
     6.4 Financing Statements. If required by Lessor at any time during the Term, Lessee will execute and deliver to Lessor, in form reasonably satisfactory to Lessor, additional security agreements, financing statements, fixture filings and such other documents as Lessor may reasonably require to perfect or continue the perfection of Lessor’s security interest in Lessee’s Personal Property and the Intangible Property and any and all products and proceeds thereof now owned or hereafter acquired by

Lessee. Lessee shall pay all fees and costs that Lessor may incur in filing such documents in public offices where required to perfect the security interest of Lessor and in obtaining such record searches as Lessor may reasonably require. In the event Lessee fails to execute any financing statements or other documents for the perfection or continuation of Lessor’s security interest, Lessee hereby appoints Lessor as its true and lawful attorney in fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.
     6.5 Excluded Lessee’s Personal Property. Anything in this Lease to the contrary notwithstanding, Lessor acknowledges and agrees that for purposes of Lessor’s security interest in Lessee’s Personal Property under Section 6.3, Lessee’s Personal Property shall not be deemed to include the following (the “Excluded Lessee’s Personal Property”): (i) Lessee’s continuous quality improvement program, manuals and materials; management information systems; policy, procedure and educational manuals and materials and similar proprietary property, and (ii) computer hardware and related equipment which is integrated with the computer system maintained by Lessee’s Affiliates and related computer software, provided, however, that Lessee shall cause all data that is reasonably necessary for the continuing operation of the Facility following the termination or expiration of this Lease, and which may be assessed through such computers or software, to be made available to Lessor in a reasonably accessible form without material cost to Lessor.
ARTICLE 7
     7.1 Licenses and Permits. Lessee shall make timely application to WVDH as soon as practical following commencement of construction of the Facility and thereafter to such other governmental regulatory bodies as may be required for the issuance of a license to operate the Facility as a skilled nursing facility and provide to Lessor written confirmation of filing by Lessee of its application for licensure and status thereof, together with acknowledgment by WVDH that said application is under consideration or that it is prepared to issue a license to Lessee upon completion of construction of the Facility. Lessee shall diligently pursue the issuance of the license, including any necessary amendment, transfer or cancellation of the existing license for the Facility as may be required by WVDH. Lessor shall cooperate with and use commercially reasonable efforts, where necessary or required, to assist Lessee in obtaining the license. Lessor shall commit no act that would hinder Lessee’s ability to obtain licensure to operate the Facility as a skilled nursing facility having ninety (90) licensed beds. At no time during the Term of this Lease or any option period shall Lessee surrender its license or the certificate of need to operate the Leased Property as a skilled nursing facility, nor transfer or make any attempt to transfer its license or the certificate of need to operate the Leased Property as a skilled nursing facility, either in whole or in part, to any other location, facility, entity or person for operation of a skilled nursing facility other than the Leased Property. Lessor covenants that during the Term of this Lease it will cooperate with Lessee and use commercially reasonable efforts, where necessary or required from Lessor as the owner of the Leased Property, to enable Lessee to obtain and maintain any licenses, permits and approvals needed by Lessee to use and operate the Leased Property for its Primary Intended Use under applicable local, state and federal law, and will obtain and maintain in force and effect any licenses, or certificates of need, permits and approvals necessary or required to be obtained and maintained by the owner of the Leased Property in order to use and operate the Leased Property for its Primary Intended Use.
     7.2 Use of the Leased Property.
          7.2.1 Permitted Use. Lessee shall use or cause the Leased Property to be used as a skilled nursing facility having ninety (90) beds licensed by WVDH for the provision of skilled nursing services to the elderly and/or other health-care oriented services for the elderly, and, in connection therewith, may use the Leased Property for the provision of food services, recreational services, rehabilitative and/or health care services and for such other uses as may be necessary or incidental to such use (such use is herein referred to as the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent will not be unreasonably withheld. No use shall be made or permitted to be made of the Leased Property by Lessee, and no acts shall be done, which will cause the cancellation of any insurance policy covering any Leased Property, or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Lessee shall not use the Leased Property for any unlawful purposes or cause or permit any nuisance thereon.
          7.2.2 No Impairment of Title. Lessee shall neither suffer nor permit the Leased Property or any portion thereof, to be used in such a manner as (i) might reasonably tend to impair Lessor’s title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims for adverse possession.
          7.2.3 Compliance. Lessee shall at all times during the Term hereof comply with the rules and regulations of the State of West Virginia, and particularly WVDH, with regard to the operation of the skilled nursing facility on the Leased Property. Lessee shall cause all licenses, permits, certificates of need and any other governmental authorizations necessary to operate the skilled nursing facility on the Leased Property to be validly maintained and in good standing at all times; provided, however, that Lessee shall not be deemed to be in breach of this obligation so long as it remedies any condition causing the same not to be valid and in good standing within any cure period allowed therefor by the applicable Governmental Authority, and in any event prior to a final, non-appealable revocation or suspension of any such license, permit, certificate of need or other governmental authorization. In conjunction with Lessee’s compliance, it agrees to provide Lessor upon request therefor, with copies of all annual surveys, follow-up survey, special surveys and all correspondence between Lessee and the State of West Virginia concerning those surveys of the Leased Property. Lessee shall notify Lessor within ten (10) Business Days of its receipt in writing from any federal or state governmental or regulatory agency having jurisdiction of any termination or enforcement notice of any kind pertaining to the operation of the Facility as a skilled nursing facility. Notwithstanding anything in this Lease to the contrary, except in the case of the failure of Lessor to construct the Improvements and equip the Facility as provided in Article 3 or the failure of Lessor to cooperate as provided in Sec. 7.1, Lessee shall bear the risk of obtaining and maintaining all certificates of need, licenses, operating permits and other governmental authorizations of every nature and all contracts, including contracts with governmental or quasi governmental entities (collectively the “Permits and Authorizations”), which may be necessary for the use or operation of the Leased Property for the Primary Intended Use. Lessee acknowledges and agrees that loss or termination of any such Permits and Authorizations, regardless of cause or fault (other than the failure of Lessor to construct the Improvements and equip the Facility as provided in Article 3 or the failure of Lessor to cooperate as provided in Sec. 7.1) shall not excuse Lessee from its obligations hereunder nor constitute “impossibility of performance” by Lessee since Lessee may continue to use the Leased Property for a use permitted hereby with or without the Permits and Authorizations.
          7.2.4 Easements. In addition to the easements provided for in the Declaration, Lessor will, from time to time, at the request of Lessee and at Lessee’s cost and expense, but subject to the approval of Lessor and any Facility Mortgagee (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property, and (f) execute and deliver to any person such instruments as may be necessary or appropriate to conform or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), provided that such grant, release, dedication, transfer, petition or amendment is required or beneficial for and not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not reduce the value thereof or of Lessor’s adjacent land.
     7.3 Environmental Matters. Lessee will not store (except in compliance with all statutes, laws, ordinances, rules and regulations) and will not dispose of any medical waste, hazardous waste, contaminants, oil, radioactive or other material (“Hazardous Materials”) the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or municipal statutes, laws, ordinances, rules or regulations (“Hazardous Materials Laws”) on the Leased Property or otherwise, (except in compliance with all statutes, laws, ordinances, rules and regulations) and will not directly or indirectly transport or arrange for the transportation of any Hazardous Materials (except in compliance with all statutes, laws, ordinances, rules and regulations). Lessee covenants and agrees to maintain all of the Leased Property at all times free of any Hazardous Materials, (except in compliance with all statutes, laws, ordinances, rules and regulations). As to the Leased Property, Lessee agrees promptly: (i) to observe and comply with any and all statutes, laws, ordinances, rules and regulations, licensing requirements or conditions relating to the use, maintenance and disposal of Hazardous Materials and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, remediation, containment or other disposition thereof, and (ii) to pay or otherwise dispose of any fine or charge related thereto which, if unpaid, would constitute a lien on the Leased Property (other than any fine or charge that Lessee establishes was caused by Lessor, its predecessors in interest or those for whom Lessor is in law responsible), unless contested in good faith by appropriate proceedings and in accordance with the provisions of Article 10, and the right to use and the value of the Leased Property is not materially and adversely affected thereby.
     Lessee will protect, indemnify and save harmless Lessor, its principals, officers, directors, agents and employees from and against all liabilities, obligations, claims, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) which may be imposed upon or incurred by or asserted against any of them by reason of any failure on the part of Lessee to perform or comply with any of the terms of this Section 7.3. Anything herein to the contrary notwithstanding, Lessor acknowledges and agrees that the terms of this Section 7.3, and the representations, warranties, agreements and indemnity set forth herein, shall not be deemed to apply to (i) any Hazardous Materials present or suspected to be present in, on or under the Leased Property, or any portion thereof, including the soil, groundwater or soil vapor, as a result of any use, maintenance, storage, discharge, dumping, release or spillage (accidental or otherwise) of any Hazardous Materials on, upon or onto the Leased Property, or any portion thereof, prior to the Commencement Date, or (ii) any violation of any Hazardous Materials Laws by Lessor or Lessor’s predecessors in interest or those for whom Lessor is in law responsible, their respective officers, employees, contractors and agents, prior to the Commencement Date or (iii) any violation of any Hazardous Materials Laws occurring during the Term of this Lease which arises out of the presence, release or discharge of Hazardous Materials in, on, under or from the Leased Property prior to the Commencement Date (each a “Prior Environmental Condition”). Lessor agrees to promptly observe and comply with all orders or directives from any official, court or agency of competent jurisdiction requiring the removal treatment, remediation, containment or other disposition of any Prior Environmental Condition and to pay or otherwise dispose of any fine or charge related to any Prior Environmental Condition which, if unpaid, would constitute a lien on the Leased Property, unless contested in good faith by appropriate proceedings and the right to use and the value of the Leased Property is not materially and adversely affected thereby.

ARTICLE 8
     8.1 Maintenance and Repair. Lessee, at its expense, will keep the Leased Property and all fixtures thereon and all landscaping, sidewalks and curbs appurtenant thereto and which are under Lessee’s control in good order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, the elements or the age of the Leased Property, or any portion thereof, or any cause whatever), and, except as otherwise provided in Article 12 and Article 13, Lessee will make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Lessee’s repair and maintenance obligations provided for hereunder shall include, without limitation, the roof, foundation, plumbing and utility service lines within the Facility, air conditioning, and heating equipment, ceiling, floors, floor coverings, plate glass and walls, structural or non-structural and exterior or interior, of the Facility and those repairs and maintenance necessary to keep the Leased Property in substantial compliance with all requirements for the operation of a duly licensed ninety (90) bed skilled nursing facility in the State of West Virginia and certification for participation in the Medicare and/or Medicaid programs. Anything herein to the contrary notwithstanding, Lessor acknowledges and agrees that (i) the terms of this Section 8.1.1 shall not be deemed to be breached by Lessee maintaining the Leased Property in good order and repair in at least the same condition in all material respects as on the Commencement Date, ordinary wear and tear excepted and (ii) Lessee’s repair and maintenance obligations hereunder shall not include Punch List Items required to be completed by Lessor under Section 3.6 or “latent defects” discovered in the first full lease year following the Commencement Date, or any maintenance or repair caused or necessitated by the negligence or willful misconduct of or breach of this Lease by Lessor or those for whom it may in law be responsible, all of which shall be the obligation of Lessor to correct. For purposes of this Lease, a “latent defect” shall be deemed to mean any hidden or concealed defect in the initial construction of the Leased Improvements which could not have been discovered by a reasonable and customary inspection as would be made in the exercise of ordinary care and prudence prior to acceptance of the Leased Improvements and which defect is discovered by Lessee within one (1) full Lease Year after the Commencement Date. Lessor, at Lessor’s cost and expense, will cause the repair or correction of any latent defect discovered by Lessee to be promptly and diligently prosecuted to completion.
     8.2 Surrender. Upon termination of this Lease other than as a result of the purchase of the Leased Property by Lessee in accordance with Article 23 hereof, Lessee shall peaceably vacate and surrender the Leased Property to Lessor in the state of repair required of it pursuant to this Lease, ordinary wear and tear, loss or damage due to casualty or taking by condemnation, excepted. It is the specific intent of Lessor and Lessee that, upon termination of this Lease for any reason other than as a result of the purchase of the Leased Property by Lessee in accordance with Article 23 hereof, the Leased Property may continue to be used by Lessor or its designee as a skilled nursing facility, licensed by WVDH and all other relevant governmental bodies. In furtherance of this objective, and to the extent not then prohibited by applicable law, upon such vacation and surrender of the Leased Property, Lessee shall, execute all documents reasonably necessary or required to transfer the operator’s skilled nursing facility’s license for the Leased Property and any other relevant permits, licenses, certificates of need and other approvals to Lessor, or its designee, provided that the reasonable out of pocket costs and expenses of any such transfer or the processing of any application shall be paid by Lessor or its designee. In addition, Lessee shall cooperate with Lessor and assist with Lessor’s efforts to acquire new licenses, permits and approvals from WVDH and such other governmental bodies as may be required in order to operate the Facility as a skilled nursing facility.
     8.3 Replacement Property. As part of Lessee’s obligations under this Article 8, Lessee shall be responsible to maintain all Lessor Personal Property and all Lessee Personal Property in good condition, ordinary wear and tear excepted. Subject to the foregoing, Lessee shall repair and replace such property consistent with prudent industry practice for licensed skilled nursing facilities. If any of Lessor

Personal Property is replaced as a result of its (i) having been taken in condemnation, Lessee shall be entitled to that portion of any award made for the replaced property or (ii) having been lost, stolen, damaged, or destroyed, Lessee shall be entitled to that portion of any insurance proceeds paid with respect to the replaced property. Any replaced property may be removed from the Leased Property. The proceeds of the sale of any replaced Lessor Personal Property shall be paid to Lessee and Lessee may trade in any worn out, obsolete or unusable replaced Lessor Personal Property on the purchase of any replacement property. Lessor shall execute, upon written request from Lessee, any and all bills of sale, assignments or other documents necessary or required to dispose of any replaced Lessor Personal Property in accordance with this Section 8.4. Anything herein to the contrary notwithstanding, Lessee shall have no obligation to replace, and Lessee may from time to time during the Term of this Lease discard and not replace, any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary Lessee Personal Property or Lessor Personal Property forming a non-essential part of the Leased Property if in the reasonable business judgment of Lessee it is not cost effective to do so.
     8.4 Signage. Lessee may, at its own expense, erect and maintain identification signs at the Leased Property, including, without limitation, the entrance sign to be erected within the signage easement along Route 60 granted to Lessee by Lessor pursuant to the Declaration, provided Lessee shall first obtain the written consent of Lessor of all elements of such signs and such signs comply with all applicable laws, ordinances and regulations and further provided that Lessee shall restore any damage to the Leased Property caused by the removal of such signs.
ARTICLE 9
     9.1 Improvements, Alterations and Additions by Lessee. Subject to Section 28.1.8 hereof, Lessee shall have the right to and may make, at its sole cost and expense, such alterations, additions and improvements to the Leased Property from time as it may, in its reasonable business judgment, determine are necessary or reasonably desirable for the continuing and proper use, operation and maintenance of the Leased Property for its Primary Intended Use, provided however, that any alterations, additions or improvements in excess (individually and not in the aggregate) of One Hundred Thousand Dollars ($100,000.00) or which effect a structural change in the Facility shall not be made unless and until Lessee shall have caused plan and specifications therefor to have been prepared, at Lessee’s expense, by a licensed architect, and shall have obtained the prior written approval of Lessor, which approval Lessor shall not unreasonably withhold. Lessor shall, within ten (10) Business Days of request therefore, advise Lessee of its approval or disapproval of the proposed alteration, improvement or addition. If not approved, then Lessor shall specify such alternative conditions, if any, upon which Lessor will approve of the proposed alteration, improvement or addition. Lessee shall cause the work on any alterations, improvements or additions permitted to be made hereunder (the “Permitted Alteration”) to be performed, at its expense, promptly, in a good and workmanlike manner by a licensed general contractor, in accordance with good construction practices, and in compliance with all existing codes and regulations applicable to the Leased Property, which improvements shall in any event constitute a complete architectural unit in keeping with the character of the Leased Property and the area in which the Leased Property is located and which will not change the Primary Intended Use of the Leased Property. For any proposed alteration, improvement or addition the cost of which is in excess of One Hundred Thousand Dollars ($100,000.00), Lessee shall, if reasonably requested by Lessor, provide Lessor with a payment and performance bond, with a surety reasonably acceptable to Lessor, in an amount equal to the estimated cost of the work and naming Lessor as a joint obligee on such bond. Each and every such improvement, alteration or addition shall immediately become a part of the Leased Property and shall belong to Lessor subject to the terms and conditions of this Lease. All materials which are scrapped or removed in connection with the making of any Permitted Alteration, or any other alteration, addition or improvement to the Leased Property shall be removed from the Leased Property at Lessee’s expense and disposed of by Lessee in accordance with all applicable laws.

     9.2 Liens. Lessee shall ensure that no construction liens or other liens or encumbrances shall be registered against or shall otherwise affect the Leased Property or any part thereof or Lessor’s interest therein in respect of material supplied or work done or to be done by Lessee or on behalf of Lessee. Lessee agrees to obtain and deliver to Lessor written waivers of mechanic’s liens against the Leased Property for all work, labor and services performed and materials furnished in connection with any alternations, additions or improvements made to the Leased Property by Lessee or on behalf of Lessee, in form reasonably satisfactory to Lessor’s attorney, the same to be executed by all contractors, subcontractors, materialmen, laborers and workmen involved in such work having a right or claim of lien therefore under applicable law. Notwithstanding the foregoing if any mechanic’s lien is filed against the Leased Property, Lessee shall be responsible for the reasonably timely payment and/or discharge of such lien. If Lessee fails to discharge or cause any such lien to be discharged (by filing any bond required by law, payment or otherwise) within thirty (30) days after receipt of Notice from Lessor of the filing of the lien, then, in addition to any other rights or remedies of Lessor, Lessor may (shall not be obligated to) discharge the lien by paying the amount claimed and the amount so paid and all costs and expenses (including attorneys costs and expenses) plus interest at the Overdue Rate, shall be immediately due and payable by Lessee to Lessor forthwith upon demand.
ARTICLE 10
     10.1 Permitted Contests. Lessee, after ten (10) days’ prior written notice to Lessor, on its own or on Lessor’s behalf (or in Lessor’s name), but at Lessee’s expense, may contest, protest or appeal by appropriate legal or administrative proceedings conducted in good faith and with due diligence, the amount, determination, validity, assessment, imposition or application, in whole or in part, of any Taxes, legal requirements, lien, attachment, levy, encumbrance, charge or claim (collectively “Charge”) which is required to be paid, discharged, observed or complied with by Lessee under this Lease; provided that (a) in the case of an unpaid Charge, the commencement and continuation of such proceedings or the posting of a bond as may be permitted by applicable law shall suspend the collection thereof from Lessor and from the Leased Property; (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; (c) Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of any legal requirement, compliance may legally be delayed pending such contest and pending such contest no license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate the Facility as a skilled nursing facility having not less than ninety (90) beds may be irrevocably suspended or revoked, or its right to so operate the Facility or to accept patients irrevocably suspended; and (e) if such contest be finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or otherwise comply with the applicable Charge. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such action and, if reasonably requested by Lessee or if Lessor so desires and then at its own expense, Lessor shall join as a party therein. If at any time Lessor reasonably determines that payment of any charge or claim, or compliance with any legal requirement, being contested by Lessee is necessary in order to prevent loss of any of the Leased Property or Rent or civil or criminal penalties or other damage (including the irrevocable revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate the Facility or right to accept patients), upon such prior notice to Lessee as is reasonable in the circumstances, Lessor may pay such amount, require Lessee to comply with such legal requirement or take such other action as it may deem necessary to prevent such penalties or damage. If reasonably necessary, upon Lessee’s written request, Lessor, at Lessee’s expense, shall cooperate with Lessee in a permitted contest hereunder, provided Lessee upon demand makes arrangements satisfactory to Lessor to assure the reimbursement of any and all Lessor’s costs incurred in cooperating with Lessee in such contest. For purposes of this Section 10.1, “legal requirement” shall mean all federal, state, county, municipal and other governmental or quasi-governmental authority or agency, statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions applicable to the Leased Property or any portion thereof, or the use of the Leased Property, or any portion thereof, whether enacted and in force before, after or on the Commencement Date, and all permits, licenses and authorizations relating thereto, including, but not limited to, (i) those relating to certificates of need or health-care licenses and (ii) those authorizing the current number of licensed beds and the level of services delivered from the Leased Property. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such action.
ARTICLE 11
     11.1 General Insurance Requirements. During the Term of this Lease, Lessee, at its sole cost and expense, shall at all times keep the Leased Property insured with the kinds and amounts of insurance described below. This insurance shall be written by reputable companies authorized to do insurance business in the State of West Virginia rating as measured by Best’s Key Rating Insurance Guide of not less than “A-”. The policies must name Lessor as an additional insured. Losses shall be payable to Lessor and Lessee as provided in Article XII. In addition, the policies shall name as an additional insured the holder of any mortgage, charge, deed of trust or other security agreement or encumbrance on the Leased Property or Lessor’s interest therein as to which Lessee has been given written notice identifying such holder and the nature of its interest (all of the aforesaid being referred to as a “Facility Mortgage” and the holder thereof being referred to as a “Facility Mortgagee”) by way of a standard form of mortgagee’s loss payable clause. If available, each of the insurance policies required of Lessee hereunder shall contain an agreement, by endorsement on the policy or by independent instrument furnished to Lessor, that the insurer will endeavor to give to Lessor (and to any Facility Mortgagee, if required by the same) at least thirty (30) days written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. In the event any insurance company becomes bankrupt or is placed in receivership, such event shall not relieve Lessee of its liability to provide insurance as required hereunder. Evidence of insurance shall be deposited with Lessor and, if requested of Lessee in writing, with any Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, shall insure against the following risks:
          11.1.1 Loss of or damage to the Leased Improvements and Lessor’s Personal Property by fire, vandalism and malicious mischief, extended coverage perils known as “all risk” property insurance coverage, and all physical loss perils as are normally covered under an extended coverage endorsement, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined in Section 11.2, below);
          11.1.2 Loss of rental under a blanket earnings and expense coverage endorsement covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in Section 11.1.1. (but in no event for a period more than twelve (12) months) in an amount sufficient to prevent Lessor and Lessee from becoming a co-insurer;
          11.1.3 Claims for personal injury, including death, and property damage occurring upon, in or about the Leased Property under one or more policies of comprehensive general liability insurance, written on a broad form comprehensive basis including limits, with a combined single limit per occurrence of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) and an aggregate limitation of Seven Hundred Fifty Thousand Dollars ($750,000.00) in respect of bodily injury and death for one or more persons or property damage;

          11.1.4 Claims arising out of professional malpractice in an amount not more than Two Hundred Fifty Thousand Dollars ($250,000.00) per occurrence and an annual aggregate limit of Seven Hundred Fifty Thousand Dollars ($750,000.00);
          11.1.5 Lessee shall at all times during the Term of this Lease maintain adequate worker’s compensation insurance coverage for all persons employed by Lessee on the Leased Property, if required by law. Such worker’s compensation insurance shall be in accordance with the requirements of applicable local, state, and federal law. Lessee may self insure for worker’s compensation in strict compliance with the laws of the State of West Virginia.
     11.2 Replacement Cost. The term “full replacement cost” as used herein, shall mean the actual replacement cost of the Leased Improvements requiring replacement from time to time of like kind and quality, less exclusions normally provided in the standard form of All Risk Broad Form Policy. In all events full replacement cost shall be an amount sufficient that neither Lessor nor Lessee is deemed a co-insurer of the Leased Property.
     11.3 Waiver of Subrogation. Each party hereto waives any and every claim which arises or may arise in its favor against the other party hereto during the Term of this Lease for any and all loss of or damage to any of its property located within or upon or constituting a part of the Leased Property, which loss or damage is required by terms of this Lease to be covered by valid and collectible fire and extended coverage insurance policies to the extent that such loss or damage is recoverable under said insurance policies. Said mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of the aforesaid claim by way of subrogation, or otherwise, to an insurance company, or to any other person, each party hereby agrees immediately to give each insurance company which has issued to it or them policies of fire and extended coverage insurance, written notice of the terms of said mutual waivers. All fire and casualty and property damage insurance policies required to be carried by Lessee covering the Leased Property shall expressly waive any right of subrogation on the part of the insurer against the other party.
     11.4 Lessee’s Personal Property. Lessee shall be solely responsible for keeping Lessee’s Personal Property located upon the Leased Property insured against loss or damage by fire or other casualty.
     11.5 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 11, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 11 are otherwise satisfied and provided further that Lessee maintains specific allocations acceptable to Lessor.
ARTICLE 12
     12.1 Insurance Proceeds Payable on Damage or Destruction. Except as provided in Section 12.3 below, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article 11 of this Lease shall be paid to Lessor and held by Lessor in accordance with the provisions of this Article 12. Lessor shall, unless this Lease is terminated by Lessee pursuant to this Article 12 (in which event Lessor shall be entitled to retain such proceeds), apply the proceeds solely to the construction and completion of any restoration or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, as provided herein.
     12.2 Restoration in the Event of Damage or Destruction Covered.
          12.2.1 In the event the Leased Property, or any part thereof, is totally or partially destroyed or damaged by fire or other casualty such that the Facility is rendered untenantable or otherwise cannot be operated on a commercially practicable basis for its Primary Intended Use (“Unsuitable for Its Primary Intended Use”), and it is reasonably anticipated that the necessary repair or restoration of such damage or destruction cannot be sufficiently completed within one hundred fifty (150) days after the date of the destruction or damage so as to make the Leased Property fully tenantable and allow Lessee to use and occupy the same for its Primary Intended Use with at least the same number of licensed skilled nursing beds as existed immediately prior to such damage or destruction, then Lessee shall have the option to terminate this Lease upon such date as is set forth in a Notice given to Lessor within sixty (60) days after the date of such destruction or damage, which termination shall be deemed effective and Rent shall abate as of the date of such casualty. Lessee shall promptly pay to Lessor any Rent or other charges due Lessor under this Lease and Lessor shall promptly refund to Lessee any Rent or other charges theretofore paid by Lessee, each prorated as of such date. As soon as possible, but not later than forty-five (45) days after the destruction or damage, Lessor shall furnish to Lessee its good faith estimate of the cost and time required to so restore or repair the Leased Property.
          12.2.2 In all other events in which the Leased Property, or any part thereof, is destroyed or damaged by fire or other casualty, this Lease shall continue in full force and effect and Lessor, at Lessor’s cost and expense, shall within thirty (30) days of such casualty commence and proceed with reasonable diligence to restore the Leased Property so damaged to substantially the same or better condition with at least the same number of licensed skilled nursing beds as existed immediately prior to such casualty and complete such repair or restoration within one hundred fifty (150) days of the casualty. In performing such restoration or repair, and as a condition to Lessor’s obligation to restore and repair the Leased Property, Lessor (or its Facility Mortgagee) shall receive insurance proceeds payable as the result of such fire or other casualty, in an amount sufficient to effect such restoration and repair, and Lessee shall promptly deliver to Lessor (or its Facility Mortgagee) any insurance proceeds it receives pertaining to the Leased Property, except as provided in Section 12.3.
          12.2.3 If the Lease is not terminated pursuant to Section 12.2.1, the Rent payable under this Lease thereafter shall be reduced during the period required for repair or restoration in direct proportion that the number of skilled nursing beds remaining useable by Lessee bears to the number of skilled nursing beds existing at the time of such fire or other casualty until such time as the required repairs to the Leased Property have been completed.
     12.3 Lessee’s Personal Property; Business Interruption. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property shall be paid to Lessee and Lessee shall hold such proceeds in trust to be used to restore and replace Lessee’s Personal Property in the event that Lessor repairs or restores the Leased Property as herein provided. All insurance proceeds payable by reason of the interruption of Lessee’s business during repair or restoration of the Leased Property shall be paid to and belong to Lessee, provided that Lessee shall use such proceeds to pay Rent to the extent due hereunder.
     12.4 Excess Proceeds. If there remains any surplus of insurance proceeds after completion of the repair or restoration of the Leased Property, such surplus shall belong and be paid to Lessee.

     12.5 Standard of Work. All work commenced by Lessor under this Article 12 to repair or restore the Facility or other Leased Improvements shall be diligently prosecuted to completion in a good and workmanlike manner, using materials of comparable quality as used in the original construction of the Facility or other Leased Improvements requiring repair or restoration.
     12.6 Effect of Termination. Anything herein to the contrary notwithstanding, in the event of any termination of this Lease as a result of fire or other casualty as provided in this Article 12, any and all insurance proceeds payable as a result of such fire or other casualty in respect of the Leased Improvements and Lessor’s Personal Property shall belong to and be the property of Lessor and the Rent and other charges payable under this Lease shall be adjusted as of the date of such damage or destruction. Lessee shall promptly pay to Lessor any Rent or other charges due Lessor under this Lease and Lessor shall promptly refund to Lessee any Rent or other charges theretofore paid by Lessee, each prorated as of such date.
     12.7 Failure to Repair. Anything herein to the contrary notwithstanding, in the event that any damage or destruction to the Leased Property, total or partial, the repair or restoration of which is commenced by Lessor hereunder, cannot be or is not repaired or restored so as to make the Leased Property fully tenantable and allow Lessee to use and occupy the same for its Primary Intended Use with the same number of licensed skilled nursing beds as existed immediately prior to such damage or destruction within one hundred fifty (150) days of the occurrence of the damage or destruction, then Lessee may elect to terminate this Lease upon thirty (30) days Notice to Lessor; provided, however, if Lessor is in the process of repairing the Leased Premises when it receives Lessee’s Notice of termination, Lessor may negate such termination by completing its repair so as to make the Leased Premises again tenantable for the Primary Intended Use within sixty (60) days after Lessee’s Notice of termination. In such event Lessee’s Notice of termination shall be deemed rescinded and Lessee’s termination right shall be deemed expired.
     12.8 Unavoidable Delays. Provided that Lessor is proceeding diligently and in good faith, all periods of time for restoration and repair of the Leased Property shall be extended for any delays caused by acts or omissions to act of Lessee and for any Unavoidable Delays, provided that any such extension shall not extend the time for completion of restoration and repair of the Leased Property beyond twelve (12) months from the date of the damage or destruction requiring such restoration and repair.
ARTICLE 13
     13.1 Condemnation.
          13.1.1 If during the Term of this Lease, the whole of the Leased Property or a substantial portion thereof rendering the remaining portion Unsuitable for Its Primary Intended Use, is taken or condemned by any competent public or quasi-public authority, this Lease shall terminate upon such taking by the condemning authority. Lessee’s obligations for the payment of Rent under this Lease shall be prorated as to the date of such termination.
          13.1.2 In the event such taking or condemnation results in a taking of less than a substantial part of the Leased Property so that the Leased Property can continue to be licensed as a skilled nursing facility and used for its Primary Intended Use, this Lease shall continue in full force and effect excepting that Rent shall be reduced from the date of such taking in direct proportion that the number of skilled nursing facility beds remaining useable by Lessee after such taking bears to the number of skilled nursing facility beds existing at the time of the taking. In such case, Lessor, shall, within thirty (30) days of such taking, commence and proceed with reasonable diligence to repair or restore the Leased Property to a complete architectural unit of the same general character and condition (as nearly as may be practical under the circumstances) as existed immediately prior to such taking such that the Leased Property can be occupied and used for its Primary Intended Use. Lessor shall complete such repair or restoration within one hundred fifty (150) days of such taking. In the event that during such repair or restoration the number of skilled nursing facility beds usable by Lessee is reduced, the Rent shall be reduced during the period of such repair or restoration in the proportion that the reduction bears to the number of skilled nursing facility beds existing at the time of the taking. Lessor shall refund to Lessee any Rent paid by Lessee to which Lessee may be entitled as a result of the abatement provided for herein. Lessor shall contribute to the cost of restoration and repair the amount of any and all awards of damages resulting from such taking payable to Lessor. Anything herein to the contrary notwithstanding, if the expense of repair and restoration exceeds the condemnation award received by Lessor, then Lessor shall have thirty (30) days after such partial taking within which to decide whether to make the repair and restoration or terminate this Lease. If within this period, Lessor gives written notice of termination to Lessee, then this Lease shall terminate as of the date of such taking and Lessee’s obligations for the payment of Rent shall be prorated as of the date of such termination. If Lessor fails to give Lessee written notice of termination within this period, then Lessor shall proceed to make the required restoration and repair as herein provided.
     13.2 Awards. All compensation awarded upon any taking or condemnation of the Leased Property, or any part thereof shall belong to Lessor, and Lessee shall have no claim thereto, except that if and only to the extent that the award includes such items, Lessee may make its claim against the condemning authority and shall be entitled to receive and retain that portion of the award, if any, for moving expenses, business dislocation damages, the cost of Lessee’s Personal Property and leasehold improvements. Nothing contained herein, however, shall be construed to preclude Lessee from prosecuting any claim directly against the condemning authority for any award to which Lessee may at law be entitled provided that any such claim does not diminish the award to Lessor.
     13.3 Standard of Work. All work commenced by Lessor under this Section 13 to repair or restore the Leased Property shall be diligently prosecuted to completion in a good and workmanlike manner using materials of comparable quality as used in the original construction of the Leased Property.
     13.4 Failure to Repair. Anything herein to the contrary notwithstanding, in the event that any partial taking of the Leased Property, the repair or restoration of which as been commenced by Lessor hereunder, cannot be restored within one hundred fifty (150) days of the date of such partial taking so as to make the portion of the Leased Property not so taken fully tenantable and allow Lessee to occupy and use the Leased Property for its Primary Intended Use with the same number of licensed skilled nursing beds as existed immediately prior to such taking, then Lessee may elect to terminate this Lease upon thirty (30) days Notice given to Lessor.
     13.5 Unavoidable Delays. Provided that Lessor is proceeding diligently and in good faith, all periods of time for restoration and repair of the Leased Property shall be extended for any delays caused by acts or omissions to act of Lessee and for any Unavoidable Delays, provided that any such extension shall not extend the time for completion of any required restoration and repair of the Leased Property beyond twelve (12) months from the date of taking by the condemning authority.
ARTICLE 14
     14.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively or more than one, “Event of Default”) under this Lease:

          14.1.1 If Lessee shall fail to make payment of Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of ten (10) days after Notice thereof from Lessor; provided, Lessor shall not be required to send more than one notice of non-payment within any twelve (12) month time period with respect to the non-payment of Rent. After the receipt of a notice of non-payment, any failure to pay within ten (10) days of the date when due any subsequent payment of Rent required of Lessee during said twelve (12) month period shall be an Event of Default; or
          14.1.2 If Lessee shall:
               14.1.2.1 admit in writing its inability to pay its debts generally as they become due,
               14.1.2.2 file a petition seeking reorganization or relief under any applicable laws relating to the bankruptcy or insolvency,
               14.1.2.3 make a general assignment for the benefit of its creditors,
               14.1.2.4 consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,
               14.1.2.5 institute proceedings to be adjudicated a bankrupt or insolvent, or
               14.1.2.6 consent to the institution of bankruptcy or insolvency proceedings against it, or
          14.1.3 If Lessee shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or have an order for relief thereunder entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver of Lessee, or of the whole or substantially all of its property, or approving a petition filed against Lessee, seeking reorganization or arrangement of Lessee, under the federal bankruptcy laws or any other applicable law, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof; or
          14.1.4 If Lessee shall voluntarily surrender or attempt to surrender its license to operate the Leased Property as a skilled nursing facility; transfer or attempt to transfer the license to operate the Leased Property as a skilled nursing facility to any other location; or voluntarily discontinue the operations of the Leased Property as a skilled nursing facility for a period in excess of one hundred eighty (180) days (except in connection with fire or other casualty or restoration of the Leased Property following fire or other casualty or condemnation); or
          14.1.5 If Lessee shall fail to observe or perform any other term, covenant or condition of this Lease, and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessee proceeds promptly and with due diligence to cure the failure and diligently prosecutes such cure to completion;
          14.1.6 If (i) Lessee has any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate the Facility as a provider of health care services in accordance with its Primary Intended Use suspended or revoked, or its right to so operate the Facility or to accept patients suspended, and Lessee fails to remedy any condition causing such revocation or suspension within any cure period allowed therefore by the applicable agency or authority or, if no such cure period is allowed or specified by the applicable agency or authority, Lessee fails to remedy the condition promptly and diligently following Lessee’s receipt of notice of such condition and, in any event, prior to the final, nonappealable revocation or suspension of any such license, permit, approval, certificate of need, certificate of reimbursement, other authorization or right to operate the Facility or to accept patients at the Facility, or (ii) receives a Citation with respect to the Facility and fails to cure the condition that is the subject of the Citation within the period of time required for such cure by the issuer of the Citation or, but in any event prior to the final, nonappealable revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate the Facility as a provider of health care services in accordance with its Primary Intended Use or to receive Medicare or Medicaid payments with respect to residents of the Facility, or prior to the appointment of a temporary manager by the applicable agency or authority, as the case may be. No notice shall be required to immediately terminate this Lease in the event of an Event of Default under this subsection 14.1.6.
     14.2 Remedies. If an Event of Default shall have occurred and be continuing, Lessor shall have the right, at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:
          14.2.1 Without any notice or demand whatsoever, Lessor may take any one or more actions permissible at law to ensure performance by Lessee of Lessee’s covenants and obligations under this Lease. In this regard, it is agreed that Lessor may enter upon and take possession of such Leased Property with or without terminating this Lease and thereupon continue to demand from Lessee the monthly rentals and other charges provided in this Lease. Lessor shall use reasonable efforts in the circumstances but shall have no absolute obligation to relet the Leased Property. If Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee’s surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing pursuant to subsection 14.2.2 of this Section 14.2, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee’s agent. It is further agreed in this regard that in the event of any Event of Default described in Section 14.1.5, Lessor shall have the right to enter upon the Leased Property and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any reasonable expenses which Lessor may incur in thus effecting compliance with Lessee’s obligations under this Lease, and further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action provided that Lessor is not negligent.
          14.2.2 Lessor may terminate this Lease by Notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearage in Rent (including any interest at the Overdue Rate which may have accrued thereon), enter upon and take possession of the Leased Property, expel or remove Lessee, and, at Lessor’s option, or if required by law in mitigation of Lessor’s damages (provided, however, that Lessor does not undertake to mitigate damages except to the extent so required by law), relet or operate the Leased Property; provided, however, Lessor shall have no absolute obligation to relet the Property. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to subsection 14.1.5. Lessee shall pay to Lessor the difference between the Rent and other charges provided in this Lease for each calendar month and the monthly rentals and other charges or net income from the operation of the Leased Property actually collected by Lessor for such month. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month or from the operation of the Leased Property in excess of the Rent and other charges provided in this Lease shall be credited to Lessee in reduction of Lessee’s liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease; but Lessee shall have no right to such excess other than the above described credit.
          14.2.3 The rights and remedies of Lessor hereunder are cumulative, and pursuit of any of the above remedies shall not preclude pursuit of any other of the above remedies, any other remedies prescribed in other Sections of this Lease, or any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.
     14.3 Additional Expenses. In addition to payments required pursuant to subsections 14.2.2 and 14.2.2 above, Lessee shall compensate Lessor for all reasonable expenses incurred by Lessor in repossessing the Leased Property (including any increase in insurance premiums caused by the vacancy of the Leased Property) and all reasonable expenses incurred by Lessor in reletting (including repairs, remodeling, replacements, advertisements and brokerage fees).
     14.4 Legal Expenses. In case suit shall be brought for recovery of possession of the Leased Property, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Lessee to be kept or performed and a breach shall be established, Lessor shall be entitled to recover from Lessee its attorneys’ fees and other legal expenses incurred in connection therewith.
     14.5 Waiver of Appraisement, Valuation, etc. In the event Lessee should default under any of the provisions of this Lease, Lessee agrees to waive, to the extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension or redemption laws now or hereafter in force, and all right of appraisement and redemption to which it may be entitled.
     14.6 Overdue Sums. If Lessee should fail to timely pay any sum due Lessor hereunder, such amount shall bear interest at the Overdue Rate from the date due until paid.
ARTICLE 15
     15.1 Lessor’s Right to Cure Lessee’s Default. If Lessee shall fail to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Section 14.1, Lessor, without further Notice to or demand upon Lessee, and without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s sole opinion, reasonably exercised, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice as is provided for in Section 14.1 would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such Notice as is practical under the circumstances. No such entry shall be deemed an actual or constructive eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred, together with an administrative charge (to the extent permitted by law) equal to 15% of such amount paid by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 16
     16.1 Holding Over. If Lessee shall for any reason (other than the exercise by Lessee of its option to purchase as provided in Article 23 or in connection with the transfer of operational control of the Facility upon termination as provided for in Article 28) hold over and remain in possession of the Leased Property after the expiration of the Term hereof, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month an amount equal to one hundred twenty five per cent (125%) of the then prevailing monthly Rent under this Lease pursuant to the provisions of this Lease with respect to the Leased Property. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.
ARTICLE 17
     17.1 Subordination, Non-Disturbance and Attornment. Lessor may, subject to the terms and conditions set forth in this Article 17, from time to time create or otherwise cause to exist any Facility Mortgage upon the Leased Property to secure any borrowing or other means of financing or refinancing. Any such Facility Mortgage (i) shall contain the right to prepay (whether or not subject to a prepayment penalty), (ii) shall be placed with or held by a commercial bank or savings and loan association, trust company, insurance company, pension or retirement fund, real estate investment trust, college, university, charitable or religious organization or other similar institutional lenders authorized to make loans in the State of West Virginia, (iii) shall cover only the Leased Property, (iv) shall be for such amounts and provide terms of payment such that the aggregate principal balance from time to time outstanding under all Facility Mortgages on the Leased Property from time to time shall not exceed the amount of the Purchase Price to be paid for the Leased Property by Lessee during months 12-23 of the Term pursuant to Article 23, below. The parties acknowledge that as of the Commencement Date the Leased Property will be subject to an existing Facility Mortgage (the “Existing Facility Mortgage”) in favor of the Ohio Valley Bank (the “Existing Facility Mortgagee”) and that such Existing Facility Mortgage (and one or more refinancings thereof) may provide for the financing of the cost of the construction of the Facility and other purposes during all or a portion of the Lease Term. Provided that Lessor shall have first obtained and delivered to Lessee a Non-Disturbance Agreement (as hereinafter defined and described) from the Facility Mortgagee of any such Facility Mortgage, and in the case of the Existing Facility Mortgage shall have delivered such Non-Disturbance Agreement to Lessee on or before the Commencement Date, this Lease and all the rights of Lessee hereunder will be subordinate to such Facility Mortgage and to all modifications, extensions, substitutions and refinancings thereof and all advances made or hereafter to be made thereunder. This clause shall be self-operative and no further instrument of subordination shall be required in order to effect such subordination but Lessee agrees to execute and deliver such additional instruments as Lessor or its lender may reasonably require in order to confirm such subordination or otherwise carry out the intent of this section. In connection with and as a condition precedent to any subordination on the part of Lessee to any Facility Mortgage, including the Existing Facility Mortgage, Lessor shall provide Lessee with a non-disturbance agreement (the “Non Disturbance Agreement”) reasonably acceptable to Lessee executed by the Facility Mortgagee and providing that should such Facility Mortgagee (or a purchaser at a judicial or non-judicial sale or foreclosure) acquire title or control of or sell the Land and Leased Improvements, or any part thereof, of which the Leased Property is a part by way of the exercise of a power of sale, foreclosure or deed in lieu of power of sale or foreclosure, or otherwise, that such Facility Mortgagee, or any purchaser at such sale or other grantee or transferee of the Land and Leased Improvements, or any part thereof, shall acquire or hold the same subject to this Lease and will not disturb Lessee’s possession under this Lease for the remainder of the Term hereof. Such

Non-Disturbance Agreement will recognize Lessee’s rights under this Lease, including without limitation its purchase rights as provided under Article 23 hereof, and will permit insurance proceeds or condemnation awards to be used for any restoration or repair required by the provisions of Section 3.1.1 and Articles 12 and 13 of this Lease. In such event, Lessee hereby agrees to attorn to and reorganize such purchaser or other grantee or transferee as Lessor under this Lease.
     17.2 Facility Mortgage Agreements. So long as Lessee has timely paid all Rent due hereunder, Lessor covenants that it will timely and properly remit all mortgage payments in accordance with the terms and provisions of any Facility Mortgage. Lessor will utilize its best efforts to obtain a commitment from each Facility Mortgagee to notify Lessee of any default under its Facility Mortgage and to grant Lessee the same opportunity to cure any default as that afforded to Lessor (but Lessee shall not be obligated to do so). If Lessor is unable to obtain such a commitment, Lessor will give Lessee notice of each such default and afford Lessee an opportunity to cure such default (but Lessee shall not be obligated to do so) if Lessor is unable to cure the same within the applicable cure period, if any. Provided that Lessee is given the Non-Disturbance Agreement provided for herein, Lessee, will afford the Facility Mortgagee a party thereto with a copy of any Notice of default given by Lessee to Lessor and an opportunity to cure any default of Lessor under this Lease, such cure right to be the same as that afforded to Lessor and to run concurrently with the cure rights of Lessor under this Lease.
     17.3 Estoppel Certificates. Each party hereto, within ten (10) Business Days after request therefor by the other party, shall execute and deliver to the requesting party, in contemplation of the sale or mortgage of the Leased Property, an estoppel certificate which shall, at a minimum, state to the extent true: (1) that the Lease provided to the lender or purchaser is a true and correct copy of the Lease and that it has not been modified or terminated except as set forth, (2) that the Rent in the Lease has not been modified, (3) that there are no disputes between Lessor and Lessee existing as to the Lease, (4) that to the best of Lessee’s knowledge Lessor has complied with the terms of this Lease to the date of the certificate, (5) that there has been no Rental paid more than thirty (30) days in advance, and (6) such other statements, acknowledgments and information as is customarily called for in estoppel certificates delivered in connection with commercial tenancies.
ARTICLE 18
     18.1 Indemnification. To the fullest extent permitted by applicable law, Lessee will protect, indemnify, save harmless and defend Lessor, from and against all liabilities, obligations, claims (including, without limitation, professional malpractice claims), damages, penalties, fines, deficiencies, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property during the Lease Term, (ii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease to be performed or complied with by Lessee and (iii) any business or other activity carried on, permitted or suffered with respect to the Leased Property by Lessee during the Term or thereafter during any time in which Lessee is in possession of the Leased Property; provided, however, that such indemnity will not apply to the extent that any of the foregoing is caused by or attributable to the negligence or willful misconduct of Lessor or those for whom it may in law be responsible, or the breach or default by Lessor of its covenants, agreements or obligations under this Lease.
     To the fullest extent permitted by applicable law, Lessor will protect, indemnify, save harmless and defend Lessee, from and against any and all liabilities, obligations, claims, damages, penalties, fines, deficiencies, causes of action, costs and expenses (including reasonable attorneys’ fees and expenses) imposed upon, suffered or incurred by, or asserted against Lessee by reason of, or arising out of, or related to: (i) the use or operation of, or any activity conducted on or from, the Leased Property prior to the Commencement Date, (ii) the breach or untruth of the representations, warranties and covenants as to the condition of the Leased Property made in Article 3 hereof, (iii) any accident, injury to or death of persons or loss of property occurring on or about the Leased Property, prior to the Commencement Date, or (iv) any breach by Lessor or failure on the part of Lessor to perform or comply with any of its obligations, covenants or agreements under this Lease; provided, however, that such indemnity will not apply to the extent that any of the foregoing is caused by or attributable to the negligence or willful misconduct of Lessee or those for whom it may in law be responsible, or the breach or default by Lessee of its covenants agreements or obligations under this Lease.
ARTICLE 19
     19.1 Assignment and Subletting. Lessee shall not be entitled to assign all or any part of Lessee’s interest in this Lease or sublet or part with the possession of the whole or any part of any Leased Property without the prior written consent of Lessor, which consent shall be in Lessor’s sole discretion. As a condition to any permitted assignment or sublease, Lessee shall remain and continue to be obligated for all of the terms and provisions of this Lease, including the payment of Rent, unless specifically released therefrom in writing by Lessor. In the event of any permitted assignment of this Lease, said assignee shall assume in writing all obligations of Lessee under this Lease which shall accrue after such assignment. For the purposes of this Lease, the following shall be considered an assignment of this Lease by Lessee: (a) a management or similar agreement relating to the operation and/or control of the Leased Property (other than any management agreement or similar agreement between Lessee and an Affiliate of Lessee), and (b) the transfer, assignment, sale, hypothecation or other disposition of any stock or membership interests in Lessee (voluntary or involuntary, by operation of law or otherwise, but specifically excluding any change resulting from the transfer, assignment, sale, hypothecation or other disposition of publicly traded shares of stock) which results in a change in the person or entity that ultimately exerts effective control over the management of the affairs of Lessee as of the date hereof.
     19.2 Permitted Assignments. Anything herein to the contrary notwithstanding, Lessor’s consent shall not be required for (i) an assignment of all (but not a portion) of Lessee’s right, title and interest in and to this Lease to an Affiliate of Lessee, or (ii) a transfer, in a single transaction, of all (but not a portion) of the ownership and voting interests in Lessee to an Affiliate of Lessee (a “Permitted Assignment”), provided that (a) at the time that such assignment becomes effective, no Event of Default on the part of Lessee then exists under the Lease, (b) such assignment is made by a written assignment and assumption agreement in form reasonably satisfactory to Lessor and no such assignment shall be valid and no such transferee shall take possession of the Leased Property until an executed counterpart of such assignment has been delivered to Lessor; (c) the use of the Leased Property remains unchanged, (d) Lessee shall not be released from its obligations under this Lease by virtue of such assignment and (d) if the Affiliate ceases to be an Affiliate of Lessee, the cessation shall be deemed a separate transaction requiring Lessee to obtain the consent of Lessor. Notwithstanding the foregoing, in no event shall an initial public offering of Lessee be deemed to be an assignment of the Lease; provided, however, that after such initial public offering of Lessee, any transfer, assignment, sale, hypothecation or other disposition of the voting stock of Lessee which results in twenty-five percent (25%) or more of the voting stock of Lessee being held by any person or entity or related group of persons or entities who did not have such ownership after the initial public offering shall be deemed to be an assignment of the Lease.
ARTICLE 20
     20.1 Lessor’s Right to Inspect. Lessee shall permit Lessor and its authorized representatives, upon reasonable prior Notice, to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of any governmental agency or insurance requirement relating to the Leased Property, or imposed by law or applicable regulations. Lessor agrees to exercise its privilege in such a way that there will be no unreasonable interference with the business conducted by Lessee from the Leased Property. Lessee shall have the right to have a representative present at all times during any such inspection.
ARTICLE 21
     21.1 Quiet Enjoyment. Lessor covenants that Lessor is lawfully seized and possessed of the Leased Property, has the full power, right and authority to execute and deliver this Lease and to perform its obligations hereunder without the necessity of the consent or joinder of any other person or party, and that the Leased Property is free and clear of any liens, encumbrances, rights, interests or claims of any other parties or limitations or restrictions on its use, of any kind or nature, other than the Permitted Exceptions. So long as there is no Event of Default on the part of Lessee hereunder which has not been timely cured, Lessor covenants and agrees that Lessee shall peaceably and quietly have, hold and enjoy the exclusive right to the Leased Property for the full Term of this Lease, free from any hindrance, disturbance, interference, or claim by any other person or party.
     21.2 No Encumbrance by Lessor. In furtherance of Lessee’s right to quiet enjoyment of the Leased Property during the Term hereof and in consideration of the purchase and sale rights provided for in Article 23 hereof, Lessor agrees that it will not, without Lessee’s prior written consent, grant, convey, create, suffer, or permit or allow to be created or incurred or to exist, any lien, restriction, encumbrance or other exception to its title to and interest in the Leased Property, or any part thereof, other than the Permitted Exceptions and Facility Mortgages in compliance with Article 17 hereof.
ARTICLE 22
     22.1 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be made or given hereunder shall be in writing and (i) personally delivered or (ii) sent by facsimile transmission or by certified or registered mail (postage prepaid), return receipt requested, or by a recognized national courier service, addressed to the respective parties as follows:
          22.1.1 if to Lessee:
Diversicare Rose Terrace, LLC
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attn: L. Glynn Riddle
Telefax No.: (615) 771-7409
          22.1.2 if to Lessor:
A.B.E., LLC
5521 Ohio River Road
Point Pleasant, West Virginia 25550
Attn: Edward A. Bell
Telefax No.: (304) 674-0103
or to such other address as any party may hereafter designate in writing to the other party. Notice shall be deemed effectively delivered when personally delivered, when actually received by facsimile transmission or overnight courier if such facsimile transmission or delivery is made on a Business Day, or if not, on the first Business Day after delivery or facsimile transmission, or four (4) Business Days after being deposited in the United States mail, with postage prepaid, by certified or registered mail, return receipt requested. If the postal service is interrupted or is substantially delayed, any Notice must be given by personal delivery, courier service or facsimile transmission.
ARTICLE 23
     23.1 Option to Purchase. Provided that no Event of Default on the part of Lessee hereunder has occurred and is then continuing, Lessor hereby grants and conveys unto Lessee an option to purchase the Leased Property in its entirety beginning on the first day of the twelfth (12th) month of the Initial Term of this Lease and ending on the last day of the sixtieth (60th) month of this Lease (the “Option Period”) for a purchase price equal to a percentage of the Total Project Costs (the “Purchase Price”) as follows:

Month of Exercise	Percentage of
Of Option	Total Project Costs

12 — 23	110%
24 — 35	112%
36 — 47	114%
48 — 60	120%
Upon the final determination of Total Project Costs, Lessor and Lessee will execute an addendum to this Lease setting forth the amount of the Purchase Price to be paid by Lessee.
     23.2 Notice of Election. Lessee shall notify Lessor in writing, by certified mail, return receipt requested, addressed to Lessor at the address specified herein for Notice or at such other address specified in writing by Lessor to Lessee, of its election to exercise this option to purchase. Such written notice must be after the commencement of but no later than the expiration of the Option Period. Upon the giving of such Notice by Lessee, this Lease shall become a binding agreement of purchase and sale.
     23.3 Title Insurance. Within twenty (20) days of the exercise by Lessee of its option to purchase provided for herein, Lessee shall obtain an owner’s title insurance commitment from a nationally recognized title insurance company acceptable to Lessee for the full amount of the Purchase Price, reflecting a good and marketable fee simple and insurable title in and to the Land and Leased Improvements in Lessor, subject only to any existing Facility Mortgages, this Lease, standard and general printed exceptions, zoning, land use and subdivision regulations of the municipality and/or state governing the Leased Property, liens for ad valorem taxes not yet due and payable, the Permitted Exceptions set forth on Exhibit C attached hereto and matters caused by or consented to by Lessee, all of which, except for any Facility Mortgage and the standard and general printed exceptions, shall be deemed “Permitted Exceptions” for purposes of this Article 23. Lessee shall then have twenty (20) days within which to have the title insurance commitment examined and notify Lessor in writing of any objections to title. If any objections to title (other than Permitted Exceptions) are noted by Lessee, then Lessor shall have a reasonable period of time within which to cure such defect in title; provided, however, Lessor shall not be obligated to pay any sums to cure such title defects except for liens against the Leased Property caused by Lessor. In the event the defect in title cannot be or is not cured to the reasonable satisfaction of Lessee, then Lessee may, as applicable, (i) elect to rescind its exercise of the option to purchase and the Term of this Lease shall continue in full force and effect subject to Lessee’s option to purchase set forth in this Article 23 or (ii) if such defect causes Lessor’s title in the Leased Property to be unmarketable and uninsurable by national title insurance company, elect to cancel and rescind its agreement to purchase the Leased Property, in which event such agreement shall terminate and Lessee shall have no further obligation to purchase the Leased Property. Title insurance shall be upon the standard ALTA Owner’s Policy form in existence at that time and if requested by Lessee, a combination owner’s/mortgagee’s policy shall be issued. The title commitment will provide for and the title insurance policy when issued will include extended coverage deleting all standard and general printed exceptions and such ALTA form endorsements, if available, or their available equivalents, as Lessee may reasonably require, all at Lessee’s sole cost and expense.
     23.4 Survey. Within twenty (20) days of the exercise by Lessee of its option to purchase provided for hereby, Lessee shall obtain a current as-built survey reflecting the boundaries of the Leased Property, the location of the improvements thereon and the location of any easements, rights-of-way or other matters affecting the property prepared by a registered professional land surveyor licensed in the jurisdiction where the Leased Property is located in accordance with the then Minimum Standard Detail Requirements established and adopted by ALTA and ASCM (or their successors), certified to Lessor and Lessee by the surveyor as directed by Lessee, and in a form sufficient to remove from the title insurance policy to be issued under Paragraph 23.3 the so-called standard printed survey exceptions. Lessee shall then have twenty (20) days within which to have the survey examined and to notify Lessor in writing of any matters affecting title to the Land and Leased Improvements shown by the survey to which Lessee reasonably objects. If any objections to title (other than Permitted Exceptions) are noted by Lessee, then Lessor shall have a reasonable period of time within which to cure such objection. In the event such objection cannot be or is not cured to the reasonable satisfaction of Lessee, then Lessee may, as applicable, (i) elect to rescind its exercise of the option to purchase and the Term of this Lease shall continue in full force and effect subject to Lessee’s option to purchase set forth in this Article 23 or (ii) if such defect causes Lessor’s title to be unmarketable and uninsurable by a national title insurance company, elect to cancel and rescind its agreement to purchase the Leased Property, in which event such agreement shall terminate and Lessee shall have no further obligation to purchase the Leased Property.
     23.5 Lessor’s Costs. At Closing, Lessor shall pay for any curative title work undertaken by Lessor, the payment of any transfer, stamp or deed conveyance tax, state and local sales tax, and its own attorney’s fees incurred in connection with the transactions provided for in this Article 23.
     23.6 Lessee’s Costs. At Closing, Lessee shall pay for the cost of the title insurance, the survey, recording fees, and its own attorney’s fees incurred in connection with the transactions provided for in this Article 23.
     23.7 Closing. Closing shall be held as soon as practical, but in all events on or before ninety (90) days following the exercise date specified in the Notice provided by Lessee to Lessor at a location that is mutually agreed upon between the parties. The leasehold interest created by this Lease shall merge with the title to the Leased Property conveyed by Lessor and this Lease shall terminate as of the date of closing. As a condition precedent of Lessor’s obligations and a delivery item on the part of Lessee, Lessee shall pay to Lessor any and all amounts due Lessor outstanding or accrued under the Lease or by reason of Lessee’s undertakings pursuant hereto. Lessee shall be entitled to receive a credit against the Purchase Price for the amount of the Security Deposit held by Lessor (if cash) and any and all amounts due Lessee outstanding or accrued under the Lease. At closing, Lessee shall pay the full amount of the Purchase Price due for the purchase of the Leased Property, subject to any adjustments provided for herein. At closing, Lessor shall deliver to Lessee the following:
          23.7.1 A warranty deed, with general warranties of title, duly executed and acknowledged by Lessor sufficient to convey to Lessee, or its designee, good and marketable fee simple title to the Land and Leased Improvements, together with all rights and easements running with and appurtenant to the Land under the Declaration, free and clear of all liens and encumbrances (including any Facility Mortgage) except for Permitted Exceptions (other than the Existing Facility Mortgage, it being intended that the Leased Property will be conveyed free and clear of all Facility Mortgages);

          23.7.2 A bill of sale and assignment duly executed and acknowledged by Seller, with special warranties of title, conveying all of Lessor’s Personal Property, Lessor’s Permits and General Intangibles, and all other personal property and interests therein owned or held by Lessor and used in connection or located in or on the Leased Property;
          23.7.3 Assignment of any and all service, maintenance or operating agreements or contracts in favor of Seller, if any, accepted by Lessee, existing in connection with the Leased Property;
          23.7.4 Assignment of any and all warranties in favor of Seller, as owner of the Leased Property, pertaining to any part of the Leased Property;
          23.7.5 A full release of all Facility Mortgages;
          23.7.6 A non-foreign affidavit from Lessor, or its appropriate officer, duly executed and acknowledged, to the effect that Lessor is not a “foreign person” as that term is used in Section 1445 of the Internal Revenue Code of 1986, as amended;
          23.7.7 Certified copies of the resolutions of Lessor authorizing the sale of the Leased Property and setting forth the individuals authorized to bind Lessor; and
          23.7.8 Any other documents reasonably requested by Lessee in connection with closing the sale of the Leased Property.
     23.8 Risk of Loss. Until the closing, risk of loss of the Leased Property shall be that of Lessor. In the event the Leased Property, or any part thereof, is totally or partially destroyed or damaged by fire or other casualty prior to the date of closing, Lessor shall be obligated to repair the same in accordance with Article 12 hereof before the date of closing. In the event such damage or destruction is not or cannot be repaired within such time, then Lessee, at is option, may elect either (i) to terminate its purchase of the Leased Property or (ii) to carry out its purchase of the Leased Property in its entirety despite such damage or destruction, in which event Lessee shall be entitled to and shall receive all insurance proceeds or other awards payable as a result of or in connection with such damage or destruction and Lessor shall immediately pay to Lessee any such proceeds or awards then received by Lessor. At Closing, Lessor shall transfer and assign to Lessee all rights of Lessor with respect to payments by or from and with respect to recovery against, any party whomsoever for damages or compensation on account of such damage or destruction and shall also receive a credit against the purchase price in an amount equal to the deductible amount of the insurance.
     23.9 Condemnation. In the event that any condemnation proceedings affecting the Land or Leased Improvements, or any part thereof, shall be commenced or threatened prior to closing, Lessee may, at its option, elect (i) to terminate its purchase of the Leased Property or (ii) to carry out its purchase of the Leased Property in its entirety despite such condemnation, in which event Lessee shall be entitled to receive, and at closing Lessor shall transfer and assign to Lessee all of its right, title and interest in and to, any and all condemnation proceeds, awards or other sums payable or to be paid (and Lessor shall pay to Lessee any such proceeds, awards or sums then received by Lessor) on account of or in lieu of such condemnation or taking of the Leased Property, or any part thereof.
     23.10 Default. If either Lessor or Lessee fails or refuses to consummate the sale or purchase of the Leased Property for reasons other than a permitted termination or cancellation, the other party may, at its option, (i) terminate the sale or purchase in which event neither party shall have any further rights or obligations under this Article 23 or (ii) enforce specific performance of the obligations of the other party under this Article 23. However, in the event specific performance is not an available remedy, either party may bring suit, in law or equity, for damages.
     23.11 Prorated Rent. The Rent due under this Lease shall continue until closing and shall be prorated based upon the date thereof, unless closing is canceled as herein provided in which event Rent shall abate as of the date of such cancellation.
     23.12 Expiration. In the event Lessee does not exercise its option to purchase the Leased Property during the Option Period as herein provided, then the option to purchase provided for herein shall terminate and become null and void.
     23.13 Election to Acquire Lessor. In the event Lessee exercises its option to purchase the Leased Property during the Option Period as herein provided, Lessee may, if Lessee determines in its reasonable business judgment that it is more economically beneficial to Lessee, elect to purchase all of the legal and equitable ownership interest in the Lessor (the “Ownership Interest”) from the owners and holders thereof (the “Owners”), for the Purchase Price and by mutually agreeable documents of transfer with such Owners, in lieu of purchasing the Leased Property by deed and bill of sale as provided in Sec. 23.7 hereof. In the event Lessee elects to do so, Lessor shall cause the Owners to transfer and convey the Ownership Interest in Lessor to Lessee at Closing in satisfaction of Lessee’s purchase option in accordance with Sec. 23.7 hereof. In the event that Lessee fails or elects not to purchase the Ownership Interest from the Owners, then Lessee shall close its purchase of the Leased Property by deed and bill of sale conveyance from Lessor in accordance with Sec. 23.7 hereof. Once Lessee has elected to exercise its option to purchase the Leased Property during the Option Period as herein provided, the failure or election of Lessee not to purchase the Ownership Interest of Lessor shall not permit Lessee to cancel or terminate its purchase of the Leased Property in accordance with Sec. 23.7 hereof.
ARTICLE 24
     24.1 Lessor’s Event of Default. Lessor shall be in default (“Lessor’s Event of Default”) under this Lease if Lessor shall breach or fail to keep, observe or perform any term, provision, agreement, representation, warranty or covenant of this Lease to be kept, observed or performed by Lessor, and Lessor does not cure such breach or failure within thirty (30) days (or such shorter period of time as may be necessary to protect the health or welfare of any patient or other resident of the Leased Property) after Notice thereof from Lessee to Lessor and any Facility Mortgagee with respect to which Lessor has notified Lessee (or if such breach or failure cannot be cured within thirty (30) days, or the above described shorter time period, Lessor does not commence to cure said breach or failure prior to the expiration of said thirty (30) day period, or the above described shorter time period, and diligently pursue such cure to completion). Any Facility Mortgagee to whom a Notice of Lessor’s Event of Default is given shall have the same periods of time as Lessor within which to cure such breach or default on the part of Lessor. All payments made, and all acts performed by such Facility Mortgagee shall be effective as if the payments and acts were performed by Lessor instead of by the Facility Mortgagee. The time periods within which Lessor (or such Facility Mortgagee) shall be required to cure any such breach or default shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor (or such Facility Mortgagee) fails to commence and diligently prosecute such cure to completion as provided herein, in addition to any other rights or remedies to which it may be entitled under applicable law, all of which shall be cumulative, Lessee shall have the right upon further Notice to Lessor and any such Facility Mortgagee to cure or attempt to cure such Lessor’s Event of Default, and Lessor shall reimburse Lessee for all reasonable costs and expenses actually incurred and paid by Lessee in doing so on written demand therefor, together with interest thereon at the Overdue Rate from the due date until paid. If Lessor shall fail to so reimburse Lessee within thirty (30) days following such written demand therefor, then Lessee shall have the right to and may set off against and deduct from up to 50% of each one of the next successive monthly installments of Rent due under this Lease the amount of such costs and expenses together with interest thereon until such time as the entire amount has been paid to Lessee in full; unless the remaining number of installments of Rent due under this Lease are insufficient for Lessee to recover the entire amount due by setting off against only up to 50% of each remaining installment, in which event Lessee shall have the right and may deduct from the full amount of each one of the next successive monthly installments of Rent due under Lessee this Lease such costs and expenses, together with interest thereon, until such time as Lessee has been paid in full.
     24.2 No Lessor’s Event of Default. No Lessor’s Event of Default (other than a failure to make payment of money) shall be deemed to exist under Section 24.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessor shall remedy such default without further delay.
     24.3 Legal Expenses. In the event it becomes necessary for Lessee to employ an attorney to enforce the terms, covenants and conditions of this Lease to be observed or performed by Lessor, or to cure any default by Lessor with respect thereto, then Lessor will pay and reimburse Lessee, on demand therefore, the reasonable attorney’s fees, costs and expenses, including court costs, incurred by Lessee in connection therewith.
ARTICLE 25
     25.1 Miscellaneous.
          25.1.1 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State of West Virginia.
          25.1.2 Consents. Whenever the consent or approval of Lessor or Lessee is required hereunder, such consent or approval shall, unless otherwise specifically provided for herein, not be unreasonably withheld or delayed.
          25.1.3 Amendments in Writing. No amendment or modification of this Lease shall be binding or valid unless expressed in a writing executed by both parties hereto.
          25.1.4 Severability. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.
          25.1.5 Successors. All rights and obligations of the parties under this Lease shall extend to and bind the respective legal representatives, successors and permitted assigns of the parties hereto.
          25.1.6 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.
          25.1.7 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.
          25.1.8 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee simple in the Leased Property.
          25.1.9 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of lessor and lessee.
          25.1.10 Recordation of Lease. Upon the request of either party hereto, the other party shall join in the execution of a memorandum or so-called “short form” of this Lease for the purpose of registration of notice of this Lease, in form suitable for recording, in which reference to this Lease shall be made as required or permitted by applicable law. Said memorandum or short form of this Lease shall be prepared and registered at the expense of the party requesting registration in form satisfactory to the other party, acting reasonably.
          25.1.11 Time. Time is of the essence of this Lease.
          25.1.12 Headings. The descriptive headings used in this Lease are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
          25.1.13 Sale by Lessor. In the event of any sale or conveyance by Lessor (or its Facility Mortgagee) of the Leased Property or any part thereof, the sale or conveyance shall be made subject to this Lease, including Lessee’s option to purchase under Article 23, and shall operate to release Lessor (and any such Facility Mortgagee) from any obligations under any of the terms, covenants, and conditions contained in this Lease, express or implied, which shall accrue after the date thereof and Lessee shall look solely to the purchaser with respect to any such obligation accruing after such date.
          25.1.14 Guaranty of Advocat, Inc. Lessee shall procure for Lessor a lease guaranty (the “Advocat Guaranty”) from Advocat, Inc., a publicly held corporation of which Lessee is a direct or indirect subsidiary. The Advocat Guaranty shall guarantee the payment and performance of all of the obligations of Lessee under the Lease, and shall be in the form attached hereto as Exhibit D and incorporated herein by this reference.
          25.1.15 Guaranty of Lessor’s Obligation. Lessor shall procure for Lessee a lease guaranty (the “Lessor Guaranty”) from Alan Bell and Larry Wills guaranteeing the payment and performance of all the obligations of Lessor under the Lease in the form attached hereto as Exhibit E and incorporated herein by this reference.
          25.1.16 Attorney’s Fees. In the event any party is required to engage or employ legal counsel in order to enforce any of the terms, covenants or conditions of this Lease, all costs and expenses, including, without limitation, attorneys’ fees and costs incurred by the prevailing party in enforcing any of the terms, covenants or conditions of this Lease shall be paid by the non-prevailing party. The terms, “attorneys’ fees” or “attorneys’ fees and costs”, shall also include without limitation, all such fees and expenses incurred with respect to appeals, arbitrations, and bankruptcy proceedings or whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

ARTICLE 26
     26.1 Financial, Management and Regulatory Reports. Lessee agrees to provide Lessor the following reports during the Term of this Lease:
          26.1.1 Quarterly unaudited financial statements of Lessee prepared in accordance with generally accepted accounting principles consistently applied, within forty-five (45) days after the end of each calendar quarter (other than Lessee’s fiscal year end, for which such reports shall be provided within seventy-five (75) days after the end thereof), which statements shall include a balance sheet, statement of earnings, statement of expenses, statement of cash flows and census for the year through the quarter then ended setting forth in comparative form and details the figures for the corresponding period of the previous fiscal year and shall be certified by the chief financial officer or other comparable officer of Lessee to be true and correct in all materials respects.
          26.1.2 Within thirty-five (35) days after the end of each month, internal monthly facility operating detail reports with census, rate, and financial statement including a current balance sheet.
          26.1.3 Upon Lessor’s request but not more than one (1) time per calendar quarter, an aged accounts receivable report of the Facility in sufficient detail to show amounts due from each class of patient-mix and monthly census information of the Facility in sufficient detail to show patient-mix on a daily average basis for such month, in the account age classification of 30 days, 60 days, 90 days, 120 days and over 120 days, within ten (10) Business Days of such request.
          26.1.4 Upon Lessor’s request, all Medicare and Medicaid cost reports and any amendments thereto filed or received with respect to the Facility and all responses, audit reports, rate letter, correspondence or inquiries with respect to such cost reports, within ten (10) Business Days of such request.
          26.1.5 Upon Lessor’s request, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached hereto) within ten (10) Business Days of receiving such request, and within ten (10) Business Days of receipt thereof, copies of all notices (regardless of form) from any and all licensing and/or certifying agencies that the skilled nursing facility license and/or the Medicare and/or Medicaid certification of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend that Facility’s license or certification.
     26.2 Lessee further agrees to use its best efforts to correct any deficiency (identified pursuant to sections 26.2.5 and 26.2.6 above) within the date required by the licensure and certification agency, if such deficiency could adversely affect either the right to continue participation in Medicare and Medicaid for existing patients or the right to admit new Medicare and Medicaid patients but in no event later than six (6) months (unless the date required by the licensure and certification agency is later).
     All financial statements must be in such form and detail as Lessor and its Facility Mortgagee shall from time to time reasonably request and Lessee agrees to promptly provide same as well as any other financial information of Lessee or the Facility reasonably requested by Lessor or its Facility Mortgagee, provided that Lessee shall not be required to prepare any information that it does not usually prepare for this Facility or any other facility operated by Lessee or its Affiliates. Except for statements or information which are already public, Lessor shall not disclose the contents of any such statements, except to a Facility Mortgagee, proposed Facility Mortgagee, prospective investor of Lessor, prospective purchaser of Lessor, or Lessor’s attorneys and accountants. Lessee agrees that Lessor may include financial and other information concerning the Facility operation on an anonymous basis in an offering memorandum, prospectus or other public securities offering disclosures made by Lessor, provided, however, Lessor will hold Lessee and its affiliates, harmless from any damage, liability, cost or expense (including all attorneys’ fees) incurred by Lessee as a result of Lessor’s or its agents, violation of any state or federal securities law or regulation. Lessor’s right to the information required under this Section 26.3 shall be subject to any prohibitions or limitations on disclosure of any such data under applicable laws or regulations, including, without limitation, any duly enacted “Patients’ Bill of Rights” or any similar legislation, including such limitations as may be necessary to preserve the confidentiality of the facility-patient relationship and the physician-patient privilege.
     26.3 Lessor Financial Statements. Lessor acknowledges that Lessee may be required to include the Lessor’s financial statements in Lessee’s consolidated financial statements prepared in accordingly with generally accepted accounting principles in the United States. During the Term of this Lease, Lessor will provide such financial statements to Lessee within forty-five (45) days of the end of each calendar month, and will cooperate with inquiries by Lessee as to the amounts included in Lessor’s financial statements to the extent necessary for Lessee to remain in compliance with the requirements of generally accepted accounting principles in the United States and the requirements of the Sarbanes-Oxley Act of 2002. Lessor will also furnish or cause to be furnished to Lessee from time to time, promptly upon request, key documents required by Lessee for its accounting purposes, including but not limited to, Lessee’s articles of formation and other organizational documents, and the loan documents, other material contracts and invoices (including invoices from subcontractors to the general contractor) for the construction of the Improvements and installation of the Facility FF&E.
ARTICLE 27
     27.1 Covenant Not to Compete. As a material part of the consideration inducing Lessee to execute this Lease and to make the necessary expenditures to perform its obligations under this Lease, Lessor hereby covenants and agrees with Lessee, that during the “Noncompete Period” within the “Noncompete Area” neither Lessor nor any Affiliate of Lessor shall establish or authorize or approve the establishment of, acquire, lease, operate, engage in, manage, consult for, finance, own any part of (whether directly or as a member, shareholder or partner of any entity), or otherwise have any interest in, any skilled nursing or healthcare facility which provides any services similar to the services provided by or at the Facility. The “Noncompete Period” shall commence on the date hereof and terminate on the expiration or earlier termination of the Lease. The “Noncompete Area” shall mean the area within a ten (10) mile radius of the Facility. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.
     27.2 Enforceability; Lessee Right to Terminate. In the event of a breach of Section 27.1 hereof, Lessor recognizes that monetary damages shall be inadequate to compensate Lessee and Lessee, shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys fees of securing such injunction to be borne by Lessor and its affiliates, jointly and severally. Nothing herein contained shall be construed as prohibiting Lessee from pursuing any other remedy available to it for such breach, including termination of this Lease.
     Lessor hereby acknowledges the necessity of protection against the competition restricted hereby and that the nature and scope of such protection has been carefully considered by the parties in entering into this Lease. The period provided and the area covered are hereby expressly represented and agreed to be fair, reasonable and necessary. The Rent provided for herein is deemed to be sufficient and adequate to compensate Lessor for agreeing to the restrictions contained in Section 27.1 hereof. If, however, any court of competent jurisdiction determines that the forgoing restrictions are not reasonable, or that the restrictions provided for in Section 27.1 are otherwise unenforceable, at Lessee’s option, (i) such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable or (ii) Lessee shall have the right to terminate this Lease upon giving written notice of its election to terminate this Lease to Lessor specifying a termination date which shall be not less than thirty (30) days but not more than ninety (90) days from the date of such notice, in which event this Lease shall terminate on the date so specified. If Lessee terminates this Lease pursuant to this Section 27.2, all Rent and other charges paid or payable by Lessee hereunder shall be apportioned as of the date of termination.
ARTICLE 28
     28.1 Transfer of Operations Upon Termination.
          28.1.1 Surrender of Possession. Lessee shall, on or before the last day of the Term, or upon earlier termination of this Lease, surrender to Lessor the Leased Property (including all patient charts and resident records along with appropriate patient and resident consents if necessary) in good condition and repair, reasonable and ordinary wear and tear excepted.
          28.1.2 Removal of Personal Property. If no Event of Default shall have occurred and be continuing at the time, Lessee shall have the right in connection with the surrender of the Leased Property to remove from the Leased Property all Lessee Personal Property but not the Lessor Personal Property (including the Lessor Personal Property replaced by the Leased Property or required by the State of West Virginia or any other governmental entity to operate the Leased Property for its Primary Intended Use. Any such removal shall be done in a workmanlike manner leaving the Leased Property in good and presentable condition and appearance, including repair of any damage caused by such removal. At the end of the Term or upon the earlier termination of this Lease, Lessee shall return the Leased Property to Lessor with the Lessor Personal Property (or replacements thereof) in the same condition and utility as was delivered to Lessee at the commencement of the Term, reasonable and ordinary wear and tear excepted.
          28.1.3 Title to Personal Property Not Removed. Title to any of Lessee Personal Property which is not removed by Lessee within thirty (30) days of the expiration or earlier termination of the Term shall, at Lessor’s election, vest in Lessor; provided, however, that Lessor may remove and dispose at Lessee’s expense of any or all of such Lessee Personal Property which is not so removed by Lessee without obligation or accounting to Lessee.
          28.1.4 Lessor’s Option to Purchase Lessee’s Personal Property. Effective upon not less than ninety (90) days prior written notice, or such shorter notice as shall be appropriate if this Lease is terminated prior to the end of the Lease Term, and subject to the consent of any lender of Lessee having a security interest therein, Lessor shall have the option to purchase Lessee’s Personal Property and vehicles utilized in connection with the Leased Property, if any, and excluding from the foregoing the Excluded Lessee Personal Property and any licensed software or other assets not subject to transfer at the expiration or termination of the Lease Term, for an amount equal to the fair market value of such property, and with appropriate price adjustments for all equipment leases, conditional sales contracts, UCC-1 financing statements and other encumbrances which encumber Lessee’s Personal Property. This Section 28.4 shall further not apply to any copyrighted or other protected materials owned by Lessee. In addition to copyrighted materials, the concept of “protected” materials means: plans and specifications, patient lists, patient records, and other information that has been developed or prepared specifically for either Lessee or its Affiliates that would be considered to be a “trade secret” or “confidential information” under applicable law. Notwithstanding the foregoing, Lessor’s option to purchase Lessee’s Personal Property and other assets used in connection with the Leased Premises shall not arise in the event this Lease is terminated due to the close of Lessee’s purchase of the Leased Property pursuant to Lessee’s option to purchase the Leased Property set forth in Article 23 hereof.

          28.1.5 Management of Leased Property. Upon the expiration or earlier termination of the Term, Lessor or its designee, upon written notice to Lessee, may elect to assume the responsibilities and obligations for the management and operation of the Primary Intended Use upon the Leased Property and Lessee agrees to cooperate fully with Lessor or its designee to accomplish the transfer of such management and operation without interrupting the operation of the Leased Property. Lessee shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the facility, and Lessee shall comply with all requests for an orderly transfer of the skilled nursing facility license, Medicare and Medicaid (or any successor program) certifications and possession of the Facility at the time of any such surrender. Upon the expiration or earlier termination of the Term, Lessee shall promptly deliver copies of all of Lessee’s books and records relating to the Leased Property (except for “protected materials” and Excluded Lessee Personal Property as described in Section 28.4, above) and its operations to Lessor.
          28.1.6 Correction of Deficiencies. Upon termination or cancellation of this Lease, Lessee shall indemnify Lessor for any loss, damage, cost or expense incurred by Lessor to correct all deficiencies of a physical nature existing at the time of such termination or cancellation and identified by WVDH or any other government agency or Medicare or Medicaid (or any successor programs) providers in the course of the change of ownership inspection and audit.
          28.1.7 Change of Ownership and Transfer of Licenses. Upon the expiration or earlier termination of the Term, Lessee shall cooperate with Lessor or Lessor’s nominee in connection with the processing by Lessor or Lessor’s nominee of any applications for all certificates of need, licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, which may be necessary for the operation of the Leased Property for the Primary Intended Use; provided, however, so long as the Lease Term has not been terminated or Lessee’s occupancy of the Leased Property terminated pursuant to an Event of Default, the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s nominee.
          28.1.8 Licensure and Certificate of Need. Lessee shall not modify, delicense, decertify or otherwise change the licensed capacity or certificate of need for the Leased Property without specific written approval of Lessor. Lessee shall have no right to voluntarily alter the Leased Property which would make it impractical or unfeasible to operate at least ninety (90) skilled nursing beds at the Facility without specific written approval of Lessor, which approval Lessor may withhold in its sole discretion if such alteration would result in there being less than ninety (90) skilled nursing beds at the Facility. If the certificates of need or licenses to operate the Leased Property are issued to Lessee, Lessee agrees that it will cooperate with Lessor to turn over or cause to be turned over to Lessor or its designee, upon the expiration or earlier termination of the Term, all of Lessee’s rights in connection with the certificates of need and/or licenses.
          28.1.9 Management or Supervisory Employees. Lessee hereby covenants and agrees that for a period of one (1) year following the expiration or earlier termination of this Lease, neither Lessee nor any of its Affiliates shall, without prior written consent of Lessor, hire, engage or otherwise employ any management or supervisory personnel working on or in connection with the Leased Property.
          28.1.10 Transfer of Residents. Except as required for medically appropriate reasons, at the time of and for a period of one (1) year following the expiration or earlier termination of this Lease, neither Lessee nor any of its Affiliates will recommend or solicit the removal or transfer of any resident or patient from the Leased Property to any other nursing or health care facility, or to any senior housing or retirement housing facility.

     IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

LESSOR: A.B.E., LLC
By:	/s/ Edward A. Bell
Its: Member

LESSEE: DIVERSICARE ROSE TERRACE, LLC
By:	Diversicare Leasing Corp., its sole member
By:	/s/ William R. Council, III
Its: President and CEO
JOINDER
     The undersigned, being the owners of all of the legal and equitable ownership interests in the Lessor, hereby execute this Joinder solely for the purpose of acknowledging and consenting to the provisions of Section 23.13 of the Lease regarding the right of the Lessee to acquire their ownership interests in the Lessor as provided therein and agree to be bound by the provisions thereof.

/s/ Edward A. Bell
Edward A. Bell, Member

/s/ Larry W. Wills
Larry W. Wills, Member

EXHIBIT A
Description of Land
The 217,668 sq. ft. or 5.0 acre parcel or tract of land shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, more particularly described as follows:
Beginning at a 5/8” rebar pin set in the southerly property line of Bruce P. Bannerman (Deed Book 162 Page 70), said rebar being located S 65°47’44” E a distance of 211.51 feet from a 1/2” rebar pin found marking the most northerly corner of the properties of A.B.E., LLC. (Deed Book 1166 Page 610) of which this 5.00 acres is a part., thence;
Leaving said 5/8” rebar and with the line of said Bannerman S 65°47’44” E a distance of 258.49 feet to a 5/8” rebar pin set in the southerly right of way line of Interstate 64, thence;
Leaving said Bannerman and with said right of way line S 55°18’39” E a distance of 201.45 feet to a 5/8” rebar pin set, thence;
Leaving the right of way line of Interstate 64 and severing the lands of said A.B.E., LLC. with the following eight (8) lines:
1) S 08°31’14” W a distance of 87.74 feet to a 5/8” rebar pin set, thence;
2) S 32°43’23” E a distance of 114.00 feet to a 5/8” rebar pin set, thence;
3) S 85°08’03” E a distance of 50.86 feet to a 5/8” rebar pin set, thence;
4) S 05°30’57” W a distance of 107.25 feet to a 5/8” rebar pin set, thence;
5) S 72°47’24” W passing a 5/8” rebar pin set marking a corner for a hereinafter described access and utility right of way at 104.21 feet and continuing for a total distance of 343.67 feet to a 5/8” rebar pin set, thence;
6) N 63°07’19” W a distance of 207.75 feet to a 5/8” rebar pin set said rebar also marking a corner to the aforementioned access and utility right of way, thence;
7) N 26°52’00” W a distance of 51.14 feet to a 5/8” rebar pin set, thence;
8) N 05°32’53” E a distance of 478.76 feet to the POINT OF BEGINNING containing 5.00 acres.

EXHIBIT B
Total Project Costs

LAND COST FOR PROJECT, net of escrow deposits previously paid	$750,000

Building construction cost	4,935,000

Equipment to stock and operate facility	620,000

INTEREST CARRY FOR 10 MONTHS	144,818

ARCHITECT FEES ( includes $42,750 already paid by Lessee)	165,000

LEGAL FEES	50,000

ENGINEERING FEES	40,000

PERMITS	5,000

CONTINGENCY FUND	395,000

TOTAL PROJECT COST BEFORE ADVOCAT CON COSTS	$7,104,818

EXHIBIT C
Permitted Exceptions
1.	Real property taxes for the year in which the Commencement Date occurs, not yet due and payable, and subsequent years.
2.	Forty (40) foot easement to Virginia Power Company granted by the following deeds: (1) from J. H. Sunderland, dated August 27, 1920 of record in Bond, Contract and Lease Book 50 at page 457; and (2) from W. M. Sunderland, dated October 20, 1920 of record in Bond, Contract and Lease Book 51 at page 303, Cabell County Clerk’s Office and as shown on the survey entitled ALTA/ACSM Survey Diversicare Management Services prepared by Randolph Engineering dated June 22, 2008, Project No. 2008100, Sheet 1 of 1.
3.	The Existing Facility Mortgage.

EXHIBIT D
Guaranty of Lease
     THIS GUARANTY OF LEASE (“Guaranty”) is made and entered into as of the date set forth below by and between ADVOCAT INC., a Delaware corporation (“Guarantor”) in favor of A.B.E., LLC, a West Virginia limited liability company (“Lessor”).
WITNESSETH:
     WHEREAS, Lessor is, contemporaneously herewith executing and delivering a Lease Agreement (With Option to Purchase) (the “Lease”), of even date herewith, with Diversicare Rose Terrace, LLC, a Delaware limited liability company and an indirect subsidiary of Guarantor (“Lessee”), for certain Property (herein so called) more fully described in the Lease, which Property consists of a skilled nursing facility located in Milton, Cabell County, West Virginia, which will have ninety (90) beds upon completion of the improvements described in the Lease.
     WHEREAS, Lessor is willing to lease the Property to Lessee under and pursuant to the Lease if Guarantor agrees to guarantee the payment and performance of, and compliance with, all the covenants and conditions on Lessee’s part to be paid or performed under the Lease and Guarantor is willing to so agree; and
     WHEREAS, Guarantor will benefit from the execution and delivery of the Lease to Lessee.
     NOW, THEREFORE, in order to induce Lessor to execute, deliver and perform the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Guarantor, Guarantor hereby covenants and agrees with Lessor as follows:
ARTICLE 1.
GUARANTY
     1.1. Guarantor hereby absolutely and unconditionally guarantees to Lessor the full, timely and faithful performance and compliance by Lessee of and with all the monetary terms, covenants and conditions of the Lease (collectively, the “Payment Obligations”), including, but not limited to, the payment when and as due of any and all rents, fees or other charges due, owing or payable to Lessor by or from Lessee under the Lease.
     1.2. Guarantor hereby further absolutely and unconditionally guarantees to Lessor the full, timely and faithful performance by Lessee of each and every non-monetary covenant, agreement, obligation, term or condition of the Lease to be kept, performed, observed or discharged by Lessee thereunder including, without limitation, Lessee’s obligations and covenants as to use, maintenance, repair and insurance, and other items of a like or similar nature (collectively, the “Performance Obligations”; the Performance Obligations and the Payment Obligations are herein collectively called the “Obligations”).
     1.3. In the event of any default on the part of Guarantor to pay or perform the Obligations as herein provided, Guarantor further agrees to pay all expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lessor in endeavoring to collect the Payment Obligations, or any part thereof, from Guarantor or in obtaining the performance of the Performance Obligations by Guarantor or in otherwise enforcing this Guaranty against Guarantor.
ARTICLE 2.
GENERAL COVENANTS AND WAIVERS OF
GUARANTOR; REMEDIES AND RIGHTS OF LESSOR
     2.1. This is a guaranty of payment and performance and not of collection. The liability of Guarantor hereunder is primary, direct, immediate and joint and several with Lessee. Neither: (a) the exercise or the failure to exercise by Lessor of any rights or remedies conferred on it under the Lease, hereunder or existing at law or otherwise; (b) the commencement of an action at law or the recovery of a judgment at law against Lessee and the enforcement thereof through levy or execution or otherwise; (c) the taking or institution or any other action or proceeding against Lessee; nor (d) any delay in taking, pursuing or exercising any of the foregoing actions, rights, powers or remedies by Lessor or anyone acting for Lessor shall extinguish or affect the obligations of Guarantor hereunder, but Guarantor shall be and remain liable for all Obligations until fully paid or performed.
     2.2. Guarantor hereby expressly waives: (a) notice of the acceptance by Lessor of this Guaranty; (b) notice of the existence, creation or nonpayment of all or any of the Obligations; (c) presentment, protest, demand, notice of dishonor, protest and all other notices or demands whatsoever; and (d) all diligence in collection or realization on the Obligations or any part thereof, any obligation hereunder or any guarantee of any of the foregoing.
     2.3. Anything else contained herein to the contrary notwithstanding, Lessor, from time to time and without notice to Guarantor, may take all or any of the following actions without in any manner affecting or impairing the liability of Guarantor hereunder: (a) receive or accept a lien or a security interest in any property to secure any of the Obligations or any obligation hereunder; (b) receive or accept the primary or secondary liability of any party or parties, in addition to Guarantor, with respect to any of the Obligations; (c) renew, extend or otherwise change the Term of the Lease or the time for payment due thereunder or any portion thereof for any period; (d) resort to Guarantor for payment of any Obligations, whether or not Lessor shall proceed against any other party primarily or secondarily liable on any of the Obligations.
     2.4. No delay on the part of Lessor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lessor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guaranty be binding on Lessor except as expressly set forth in writing, duly signed and delivered on behalf of Lessor. No action of Lessor permitted hereunder shall in any way affect or impair the rights of Lessor and the obligations of Guarantor under this Guaranty.
     2.5. This is an unconditional, absolute and continuing Guaranty of the Obligations and it shall remain in full force and effect until all of the Obligations have been fully paid and performed or otherwise released and discharged at which time this Guaranty shall terminate and be of no further force and effect.
ARTICLE 3.
MISCELLANEOUS PROVISIONS
     3.1. All the covenants, stipulations, promises and agreements contained in this Guaranty by or on behalf of Guarantor are for the benefit of Lessor, its successors or assigns, and shall bind Guarantor and Guarantor’s legal representatives, successors and assigns. If Lessor disposes of its interest in the Property, the term “Lessor”, as used in this Guaranty, shall mean Lessor’s assignee, transferee or successor in interest as the “Lessor” under the Lease provided that such assignee, transferee or successor in interest assumes all of Lessor’s covenants, agreements, duties and obligations as Lessor under the Lease and agrees to be bound by all of the terms and conditions thereof.
     3.2. This Guaranty has been delivered and accepted in the State of West Virginia. This Guaranty shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of West Virginia (without reference to choice of law principles).
     3.3. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and no such prohibition or unenforceability shall invalidate or render unenforceable such provision in any other jurisdiction.
     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty to be effective as of the ______ day of July, 2010.

“GUARANTOR” ADVOCAT INC
By:
Its:

EXHIBIT E
Guaranty of Lease
     THIS GUARANTY OF LEASE (“Guaranty”) is made and entered into as of the date set forth below by EDWARD A. BELL, an individual citizen and resident of West Virginia, and LARRY W. WILLS, an individual citizen and resident of Ohio (jointly and severally, “Guarantor”) in favor of DIVERSICARE ROSE TERRACE LLC, a Delaware limited liability company (“Lessee”).
WITNESSETH:
     WHEREAS, Lessee is, contemporaneously herewith executing and delivering a Lease Agreement (With Option to Purchase) (the “Lease”), of even date herewith, with A.B.E., LLC, a West Virginia limited liability company, as Lessor, for certain Property (herein so called) more fully described in the Lease, which Property consists of a skilled nursing facility located in Milton, Cabell County, West Virginia, which will have ninety (90) beds upon completion of the improvements described in the Lease.
     WHEREAS, Lessee is willing to lease the Property from Lessor under and pursuant to the Lease if Guarantor agrees to guarantee the payment and performance of, and compliance with, all the covenants and conditions on Lessor’s part to be paid or performed under the Lease and Guarantor is willing to so agree; and
     WHEREAS, Guarantor will benefit from the execution and delivery of the Lease by Lessee to Lessor.
     NOW, THEREFORE, in order to induce Lessee to execute, deliver and perform the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Guarantor, Guarantor hereby covenants and agrees with Lessee as follows:
ARTICLE 1.
GUARANTY
     1.1. Guarantor hereby absolutely and unconditionally, jointly and severally, guarantees to Lessee the full, timely and faithful performance by Lessor of each and every covenant, agreement, obligation, term or condition of the Lease to be kept, performed, observed or discharged by Lessor thereunder (collectively, the “Obligations”).
     1.2. In the event of any default on the part of Guarantor to pay or perform the Obligations as herein provided, Guarantor jointly and severally further agrees to pay all expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lessee in obtaining the performance of the Obligations by Guarantor or in otherwise enforcing this Guaranty against Guarantor.
ARTICLE 2.
GENERAL COVENANTS AND WAIVERS OF
GUARANTOR; REMEDIES AND RIGHTS OF LESSOR
     2.1. This is a guaranty of payment and performance and not of collection. The liability of Guarantor hereunder is primary, direct, immediate and joint and several with Lessee. Neither: (a) the exercise or the failure to exercise by Lessee of any rights or remedies conferred on it under the Lease, hereunder or existing at law or otherwise; (b) the commencement of an action at law or the recovery of a judgment at law against Lessor and the enforcement thereof through levy or execution or otherwise; (c) the taking or institution or any other action or proceeding against Lessor; nor (d) any delay in taking, pursuing or exercising any of the foregoing actions, rights, powers or remedies by Lessee or anyone acting for Lessee shall extinguish or affect the obligations of Guarantor hereunder, but Guarantor shall be and remain liable for all Obligations until fully paid or performed.
     2.2. Guarantor hereby expressly waives: (a) notice of the acceptance by Lessee of this Guaranty; (b) notice of the existence, creation or nonpayment of all or any of the Obligations; (c) presentment, protest, demand, notice of dishonor, protest and all other notices or demands whatsoever; and (d) all diligence in collection or realization on the Obligations or any part thereof, any obligation hereunder or any guarantee of any of the foregoing.
     2.3. Anything else contained herein to the contrary notwithstanding, Lessee, from time to time and without notice to Guarantor, may take all or any of the following actions without in any manner affecting or impairing the liability of Guarantor hereunder: (a) receive or accept a lien or a security interest in any property to secure any of the Obligations or any obligation hereunder; (b) receive or accept the primary or secondary liability of any party or parties, in addition to Guarantor, with respect to any of the Obligations; (c) renew, extend or otherwise change the Term of the Lease or the time for payment due thereunder or any portion thereof for any period; (d) resort to Guarantor for payment of any Obligations, whether or not Lessee shall proceed against any other party primarily or secondarily liable on any of the Obligations.
     2.4. No delay on the part of Lessee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lessee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guaranty be binding on Lessee except as expressly set forth in writing, duly signed and delivered on behalf of Lessee. No action of Lessee permitted hereunder shall in any way affect or impair the rights of Lessee and the obligations of Guarantor under this Guaranty.
     2.5. This is an unconditional, absolute and continuing Guaranty of the Obligations and it shall remain in full force and effect until all of the Obligations have been fully paid and performed or otherwise released and discharged at which time this Guaranty shall terminate and be of no further force and effect.
ARTICLE 3.
MISCELLANEOUS PROVISIONS
     3.1. All the covenants, stipulations, promises and agreements contained in this Guaranty by or on behalf of Guarantor are for the benefit of Lessee, its successors or assigns, and shall bind Guarantor and Guarantor’s legal representatives, successors and assigns. If Lessee disposes of its interest in the Property, the term “Lessee”, as used in this Guaranty, shall mean Lessee’s assignee, transferee or successor in interest as the “Lessee” under the Lease provided that such assignee, transferee or successor in interest assumes all of Lessee’s covenants, agreements, duties and obligations as Lessee under the Lease and agrees to be bound by all of the terms and conditions thereof. In the event that more than one person or entity is a Guarantor hereunder, then all references to Guarantor shall be deemed to refer equally to each of said persons or entities, all of whom shall be jointly and severally liable for all of the obligations of Guarantor hereunder. Guarantor expressly acknowledges and agrees that the term “Lessor”, as and where used in this Guaranty, shall be deemed to mean and include any assignee, transferee or successor to the interest of the Lessor in, to and under the Lease.

     3.2. This Guaranty has been delivered and accepted in the State of West Virginia. This Guaranty shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of West Virginia (without reference to choice of law principles).
     3.3. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and no such prohibition or unenforceability shall invalidate or render unenforceable such provision in any other jurisdiction.
     IN WITNESS WHEREOF, this Guaranty as been executed by Guarantor to be effective as of the ______ day of July, 2010.

GUARANTOR
By:
Edward A. Bell

By:
Larry W. Wills

EXHIBIT F
Declaration of Easements and Restrictions
This Instrument prepared by and when
recorded return to
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238-1800
DECLARATION OF EASEMENTS AND RESTRICTIONS
     This DECLARATION OF EASEMENTS AND RESTRICTIONS (“Declaration”) is made as the ___ day of                     , 2010 (the “Effective Date”) by and between A.B.E., LLC, a West Virginia limited liability company (“Grantor”) and [New entity to be formed by ABE], a Delaware limited liability company (“Grantee”).
RECITALS
     WHEREAS, Grantor is the owner of a certain 20 acre, more or less, tract or parcel of real property located at Lees Creek Road and West Virginia State Route 60 (“Route 60”) near Milton, Cabell County, West Virginia, being that portion of the real property more particularly described on Exhibit A attached hereto remaining after the conveyance to Grantee of the Grantee’s Property described herein (“Grantor’s Property”); and
     WHEREAS, Grantor has simultaneously herewith conveyed to Grantee, and Grantee has acquired from Grantor, fee simple title to that certain 5.0 acre, more or less, tract or parcel of land more particularly described on Exhibit B attached hereto (“Grantee’s Property”) for the construction, development and use of Grantee’s Property as a skilled nursing home facility with associated parking (“Grantee’ s Intended Use”). Grantee will be the general contractor in charge of construction of the skilled nursing facility on Grantee’s Property, and upon completion of the construction of the skilled nursing facility, Grantee’s Property will be leased to Diversicare Rose Terrace, LLC (“DRT”) pursuant to a Lease Agreement (With Option to Purchase) of even date herewith (the “Lease”); and
     WHEREAS, as a condition to the acquisition by Grantee from Grantor of Grantee’s Property for Grantee’s Intended Use and lease to DRT, Grantor has agreed (i) to provide and convey to Grantee an access easement over, across and upon the Grantor’s Property for the purpose of passage, ingress, egress and access to and from the Grantee’s Property and Route 60, together with easements over, across and upon Grantor’s Property for utilities to serve Grantee’s Property, and an easement for the location of Grantee’s signage so as to be visible from Route 60, (ii) to impose certain restrictions on the use of Grantor’s Property for the benefit and protection of Grantee’s Property, and (iii) at Grantor’s cost and expense, to (a) construct and complete a common shared drive within the access easement to provide sufficient ingress and egress to and from the Grantee’s Property and

Route 60 for Grantee’s Intended Use and for the use of Grantor’s Remaining Property and (b) install and extend utility lines and facilities to the boundaries of the Grantor’s Property sufficient (by volume) and satisfactory for Grantee’s Intended Use. As of the Effective Date hereof, the access drive has not been constructed and completed and the utilities have not been installed and extended.
     NOW, THEREFORE, in consideration of the foregoing premises, the purchase of Grantee’s Property by Grantee from Grantor, and the covenants, agreements, promises and easements contained and set forth herein, and other good and valuable consideration, the receipt and adequacy of all of which are hereby acknowledged, Grantor and Grantee hereby covenant and agree as follows:
ARTICLE I
ACCESS DRIVE EASEMENT
     1.1 Grant and Description of Easements. Grantor hereby grants and conveys to Grantee, its successors and assigns who become owners of the Grantee’s Property, the right, title and privilege of a permanent non-exclusive easement and right of way for vehicular and pedestrian traffic (the “Access Easement”) in, on, over, across, upon, along and through that certain parcel of land more particularly described on Exhibit C attached hereto (the “Access Easement Parcel”) extending from Route 60 to the boundary of Grantee’s property as more particularly shown on the survey drawing attached hereto as Exhibit D.
     1.2 Purpose of Access Easement. The purpose of the Access Easement shall be to provide Grantee, its successors and assigns who become owners of the Grantee’s Property, and their employees, tenants, licensees, invitees, patients, residents and business guests with, and the Access Easement shall be used for, passage, access, ingress and egress by vehicular and pedestrian traffic to, from, and between the Grantee’s Property and Route 60. The Access Easement shall be used in accordance with all applicable laws and ordinances, consistent with good traffic control, and such use shall not include the right to park or otherwise allow vehicles to stand (except momentarily) in the Easement Parcel.
     1.3 Non-Exclusive Use. The Access Easement shall be non-exclusive with the right of the Grantor, and its successors and assigns who become owners of all or any part of the Grantor’s Property, their employees, tenants, licensees, invitees and business guests, to make use of the Access Easement parcel for any purpose not inconsistent with Grantee’s rights under Access Easement as set forth herein including, without limitation, for passage, access, ingress and egress by vehicular and pedestrian traffic to and from the Grantor’s Property and Route 60, in accordance with applicable laws and ordinances and consistent with good traffic control; provided that such use shall not include the right to park or otherwise allow vehicles to stand (except momentarily) in the Access Easement Parcel.
     1.4 Maintenance of Access Easement. Grantor shall keep and maintain any and all improvements and facilities made or placed on or within the Access Easement Parcel in good condition and state of repair, and, if required by law, in accordance with the standards necessary to comply with all applicable laws, codes and ordinances, specifically including, without limitation, those applicable to the use of Grantee’s Property for Grantee’s Intended Use, and shall make all repairs, replacements and renewals in order to maintain the same in such condition and repair, as and when such maintenance or repair is necessary or required. All such work shall be commenced and performed expeditiously following notice to Grantor (or Grantor’s first learning) of the need therefore and diligently prosecuted to completion in accordance with good construction practices and all applicable laws, ordinances, codes, rules and regulations, subject to interruptions caused by weather, strikes, material shortages or other matters beyond Grantor’s control. Without limiting the foregoing, the standards of maintenance to be followed with respect to such improvements and facilities shall include, but not be limited to:
     (i) Maintaining all paved surfaces in a smooth and evenly covered condition;
     (ii) Removal of all trash, debris, ice and/or snow; and
     (iii) Placing, keeping in repair and replacing any appropriate or required directional signs, markers and lines.
Grantor shall pay all ad valorem taxes and assessments with respect to the area of Grantor’s Property on which the Access Easement Parcel is located.
     1.5 Work and Construction.
          (a) In connection with any work performed by Grantor on or within the Access Easement Parcel, Grantor agrees to perform the work or cause such work to be performed (i) in a good and workmanlike manner, in accordance with good construction practices and all applicable laws, ordinances, codes, rules and regulations, and to diligently prosecute the work to completion as quickly as possible except for interruptions caused by weather, strikes, material shortages or other matters beyond Grantor’s control, and (ii) in a manner so as not to unreasonably interfere with the use, occupancy or enjoyment of the Grantee’s Property.
          (b) With respect to any work initiated by Grantor on or within the Access Easement Parcel, Grantor shall promptly pay when due all costs incurred in connection with the work. In the event any mechanics’ liens are filed against any portion of the Grantee’s Property as a result of services performed or materials furnished by or at the instance of Grantor, then Grantor hereby covenants to cause such lien to be discharged of record within thirty (30) days after notice to Grantor of such claim of lien, either by paying the indebtedness which gave rise to such lien, or by posting such bond or other securities as shall be required by law to obtain such release and discharge, and further agrees to indemnify, defend and hold harmless Grantee against all liability, loss, damage, costs or expenses, including attorneys fees, on account of such claim of lien.
          (c) In connection with any work performed by Grantor on or within the Access Easement Parcel, Grantor shall have a temporary construction license for ingress and egress over and onto the Grantee’s Property to the limited extent and for the time periods reasonably necessary to perform such work.
     1.6 Grantor’s Reservation of Rights. In conjunction with the creation of the Access Easement under this Declaration, Grantor hereby reserves and shall have the right:
          (a) at Grantor’s sole cost and expense, to install, maintain, service, repair, replace and relocate within the area of the Access Easement Parcel any equipment, fixture, line or facility used in connection with any utility which services the Grantor’s Property;
          (b) at Grantor’s sole cost and expense, to construct, maintain, repair, replace and locate on or within the Access Easement Parcel any driveways, curb cuts or other means of access, ingress and egress to and from any portion of the Grantor’s Property and the Access Easement Parcel

for the sole and limited purpose of permitting Grantor, and its successors and assigns who become owners of the Grantor’s Property or any portion thereof , to make use of the Access Easement for access, ingress and egress by vehicular and pedestrian traffic to and from the Grantor’s Property and Route 60; provided that such use is permitted by applicable laws, codes and ordinances and is consistent with good traffic control and further provided that such use shall not include the right to park or otherwise allow vehicles to stand (except momentarily) in the Access Easement Parcel;
          (c) from time to time and at any time, to dedicate the Access Easement and the access drive located therein as a public road or right of way to the appropriate municipality or other political subdivision or governmental body or agency having jurisdiction (the “Governmental Authority”); provided, however, that such Governmental Authority accepts such dedication and the obligation to maintain, repair or replace the improvements and facilities located within the Access Easement Parcel, and that passage, ingress and egress to and from Grantee’s Property and Route 60 is not altered or impaired or otherwise adversely affected as a result of such dedication. Upon acceptance of the Access Easement and access drive located therein by the Governmental Authority and its dedication as a public road or right of way providing passage, access, ingress and egress to and from Grantee’s Property, Grantor’s Property and Route 60, the Access Easement granted herein and Grantor’s obligations with respect thereto shall automatically terminate and be of no further force and effect; and
          (d) to take such other actions and/or grant such other rights in the Access Easement Parcel as are not inconsistent with Grantee’ s rights under the Access Easement as set forth herein.
Grantor shall not exercise any of the foregoing rights reserved to it in a manner which unreasonably impairs, interferes with or affects the use by Grantee of the Access Easement. All work performed by the Grantor in exercising its rights under subparagraphs (a) and (b), above, shall be performed in a good and workmanlike manner, in accordance with good construction practices and all applicable laws, codes, ordinances, rules and regulations, and diligently prosecuted to completion except for interruptions caused by weather, strikes, material shortages or other matters beyond Grantor’s control. In the event that the surface of the ground or any improvements or facilities located on or within the Access Easement Parcel, including any paving, are damaged or disturbed in the course of Grantor exercising any of the rights reserved to it in subparagraphs (a) and (b) above, Grantor shall, at its sole cost and expense, promptly repair all damage or disturbance to the surface of the ground or to improvements and facilities, including any paving, to substantially the same condition existing prior to such damage or disturbance.
     1.7 Traffic Control; Unimpeded Access. Grantor may erect on or within the Access Easement Parcel such curbing, directional lines and markers, traffic signals, speed limit signs, stop signs, speed bumps and other forms of traffic control devices as are consistent with good traffic control; provided, however, that Grantor shall not construct or maintain any gates, fences, walls, curbs, barricades or other installations on the Access Easement Parcel which impair or prevent the full and intended use of the Access Easement by Grantee provided for herein. The foregoing provision shall not prohibit temporary, short-term barricades erected and reasonably necessary in connection with the construction or repair and maintenance of improvements and facilities on Grantor’s Property which may cause inconvenience while such work is being performed but do not unreasonably interfere with or impede passage, ingress, egress and access by vehicular and pedestrian traffic to and from Grantee’s Property and Route 60 so long as such work is conducted in the most expenditures manner reasonably possible to minimize interference with Grantee’s use of the Access Easement and Grantee’s Property.
ARTICLE II
UTILITY EASEMENTS
     2.1 Grant of Utility Easements. Grantor hereby grants and conveys unto Grantee, its successors and assigns who become owners of the Grantee’s Property, the right, title and privilege of permanent non-exclusive easements (hereinafter referred to as the “Utility Easements”) in, on, upon, over, across, along and through those portions of the Grantor’s Property described on Exhibit E attached hereto (the “Utility Easements Parcels”), as more particularly shown on the survey drawing attached hereto as Exhibit F.
     2.2 Purpose of Utility Easements. The Utility Easements are for the purpose of giving Grantee, its successors and assigns who become owners of the Grantee’s Property, and any tenant or other person or entity from time to time entitled to the use and occupancy of Grantee’s Property, the right to construct, install, tap on to, use, inspect, maintain, repair, operate and extend any and all utility lines, poles, wires, pipes and other utility facilities over, under, across and through the Utility Easements Parcels, as necessary, appropriate or required for the transmission, distribution, flow and delivery of electricity, gas, water, sanitary and storm sewer, telephone, cable television and other utility services, sufficient (by volume) and satisfactory to serve Grantee’s Property, including any lift station for sewage disposal into the sewer system for the City of Milton.
     2.3 Storm Drainage Easement. Grantor hereby grants and conveys to Grantee, its successors and assigns who become owners of the Grantee’s Property, and declares for the benefit of the Grantee’s Property, a permanent and non-exclusive easement (the “Storm Drainage Easement”) for the flow of naturally created surface water on, over, upon, across and through the Grantor’s Property to facilitate proper drainage of naturally created water flow into the storm water detention basins or retention pond area or areas to be located and maintained on the Grantor’s Property as storm water detention basins or retention pond areas to serve the Grantor’s Property and the Grantee’s Property as shown and described on Exhibit G attached hereto, together with any replacement of such storm water detention basins or retention pond areas hereafter located and maintained on the Grantor’s Property (the “Storm Drainage Facilities”).
     2.4 Maintenance of Utilities.
          (a) Grantor shall maintain the area in which the Utility Easements Parcels are located on Grantor’s Property and the Storm Drainage Facilities in good condition and repair, and if required by law, in accordance with the standards necessary to comply with all applicable laws, codes and ordinances, and shall pay when due, all costs and expenses of such maintenance and repair, and all ad valorem taxes and assessments with respect to the area of Grantor’s Property on which the Utilities Easements Parcels are located.
          (b) Grantor, at Grantor’s cost and expense, shall maintain, repair and replace the utility lines and facilities located and installed by Grantor within the Utility Easements Parcels to the boundaries of Grantee’s Property. Any such utility lines and facilities shall be serviced, maintained, repaired and replaced by Grantor in accordance with the terms and provisions of this Agreement.

          (c) Grantee shall be responsible for the maintenance, repair and replacement of any utility lines and facilities installed and located on Grantee’s Property, including that portion of any lines or facilities located within the Utility Easement Parcels that extend across Grantee’s Property from the boundaries of Grantee’s Property to the buildings and improvements located on Grantee’s Property. Grantee shall pay the costs and expenses of such maintenance, repair and replacement, unless such maintenance, repair or replacement is required as a result of damage to or destruction of such lines or facilities by the negligence or willful misconduct of Grantor, its successors-in-interest, and their agents, representatives, employees, tenants, licensees, invitees and business guests, in which event, to the extent that the cost and expense thereof is not covered by insurance proceeds, Grantor shall reimburse Grantee for the amount actually expended by Grantee in making such maintenance, repair or replacement in excess of any insurance proceeds, promptly upon demand therefore by Grantee.
          (d) In connection with any work initiated and performed by Grantor or Grantee hereunder, each party hereby grants to the other party a temporary construction license for ingress and egress on, over, upon, across and through the granting party’s property to the limited extent and for the time periods reasonably necessary to perform such work.
     2.5 Work and Construction.
          (a) In connection with any work performed by Grantor on or within the Utility Easements Parcels or the Storm Drainage Facilities, Grantor agrees to perform or cause such work to be performed: (i) in a good and workmanlike manner, in accordance with all applicable building and construction laws, ordinances, codes, rules and regulations, and to diligently prosecute such work to completion as quickly as possible, except for interruptions caused by weather, strikes, material shortages or other matters beyond Grantor’s control; (ii) so as not to unreasonably interfere with any construction work being performed on the Grantee’s Property; (iii) so as not to unreasonably interfere with the use, occupancy or enjoyment of the Grantee’s Property by the owner or occupant thereof; and (iv) so as to minimize any damage to or interference with any buildings or improvements that may now or hereafter be located on the Grantee’s Property. Grantor shall pay all costs and expenses of such work, unless such work is required as a result of damage to or destruction of the lines and facilities that is caused by the negligence or willful misconduct of Grantee, its successors in interest, and their agents, representatives, employees, tenants, licensees, invitees and business guests, in which event, to the extent that the cost and expense thereof is not covered by insurance proceeds, Grantee shall reimburse Grantor for the amount actually expended by Grantor in performing such work in excess of any insurance proceeds promptly upon demand therefor by Grantor. Grantor shall promptly after completion of such work, grade and pave or reseed or sod and replace any landscaping bushes, or trees with respect to any portions of the Grantee’s Property that shall have been affected by said work and shall take such other reasonable actions as may be necessary or appropriate to restore any paving or curbing to its condition immediately prior to the commencement of the work and to establish a sufficient stand of grass or other suitable ground cover thereon to prevent soil erosion. In the event any mechanics’ liens are filed against any portion of the Grantee’s Property as a result of services performed or materials furnished by or at the instance of Grantor, then Grantor hereby covenants to cause such lien to be immediately discharged of record, either by paying the indebtedness which gave rise to such lien, or by posting such bond or other securities as shall be required by law to obtain such release and discharge, and further agrees to indemnify, defend and hold harmless Grantee against all liability, loss, damage, costs or expenses, including attorneys fees, on account of such claim of lien.

ARTICLE III
INITIAL INSTALLATION OF ACCESS DRIVE AND UTILITIES
     3.1 Initial Extension of Access Drive and Utilities to Grantee’s Property. As soon as practical after the Effective Date, Grantor, at Grantor’s cost and expense, shall (i) construct and complete such extension of the drive, road, curb cuts, paving and other improvements and facilities on and within the Access Easement Parcel as necessary, appropriate or required to provide passage, access, ingress and egress to and from, and between the Grantee’s Property and Route 60 sufficient for Grantee’s Intended Use (the “Access Drive Extension”) and (ii) construct, install and extend any and all utility lines, poles, wires, pipes and other utility facilities to the boundaries of Grantee’s Property as necessary, appropriate, or required for the transmission, distribution, flow and delivery of electricity, gas, water, sanitary and storm sewer, telephone, cable television and other utility services, including any lift station for sewage disposal into the sewer system for the City of Milton, sufficient (by volume) and satisfactory to serve Grantee’s Property for Grantee’s Intended Use (the “Utilities Extension” and, collectively with the Access Drive Extension, the “Initial Extension Work”). Grantor shall diligently pursue completion and construction of the Initial Extension Work as required by Sections 1.5 and 2.5 hereof so as to facilitate the construction and completion of the Improvements (as defined in the Lease) in accordance with the terms and provisions of the Lease.
ARTICLE IV
SIGNAGE EASEMENT AND RESTRICTIONS
     4.1 Sign Easement. Grantor does hereby declare, create, establish, grant and impose, for the benefit of Grantee, and its successors and assigns who become owners of the Grantee’s Property, a permanent and exclusive easement (the “Sign Easement”) over and upon a portion of the Access Easement Parcel being more particularly depicted on the drawing attached hereto as Exhibit H. The purpose of the Sign Easement shall be to allow Grantee, its successors and assigns who become owner’s of the Grantee’s Property, and any tenant or other person or entity entitled to the use and occupancy of Grantee’s Property, to construct, operate, maintain, repair, replace and inspect an entrance sign and/or its appurtenances (the “Entrance Sign”) within the limits of the Sign Easement so as to be visible from Route 60. Grantee covenants that the Entrance Sign will at all times comply with all applicable rules and regulations for signage adopted by the applicable Governmental Authority having jurisdiction. Grantee covenants and agrees to cause the Entrance Sign and any improvements appurtenant thereto to be maintained and kept in good condition and state of repair. Grantee shall pay promptly when due all costs incurred in connection with the Entrance Sign. In the event any mechanics’ or materialmens’ liens are filed against any portion of Grantor’s property as a result of services performed or materials furnished by or at the instance of Grantee, then Grantee hereby covenants to cause such lien to be immediately discharged of record, either by paying the indebtedness which gave rise to such lien, or by posting such bond or other securities as shall be required by law to obtain such release and discharge, and further agrees to indemnify, defend and hold harmless Grantor against all liability, loss, damage, costs or expenses, including attorneys fees, on account of such claim of lien.
     4.2 Restrictions on Grantor’s Property. For so long as Grantee’s Property is being used for Grantee’s Intended Use or other senior housing facility, the Grantor’s Property, or any portion thereof, shall not be used or operated for any of the purposes or uses listed on Exhibit I attached hereto (the “Restrictions”) and incorporated herein by this reference. The Grantor’s Property is hereby declared to be and shall hereafter be held, transferred, sold, leased, conveyed and occupied subject to the Restrictions, all of which are for and shall inure to the benefit of the

Grantee’s Property. Each deed, lease or other conveyance or disposition of any interest in Grantor’s Property shall contain a reference to the Restrictions and that such sale, lease or other conveyance or disposition is made subject to the Restrictions. Anything contained in the Restrictions notwithstanding, Grantee acknowledges and agrees that the use of Grantor’s Property, or any portion thereof, for a complimentary independent living senior housing apartment shall not be deemed to be a violation of and shall be specifically excepted from the Restrictions.
ARTICLE V
TERM AND EFFECT; QUIET ENJOYMENT
     5.1 Term; Binding Effect; Covenants Running With The Land. Except as otherwise expressly stated in Paragraph 1.6(e) in the case of the dedication and acceptance of the Access Easement as a public right of way, the Access Easement, the Utility Easements, the Storm Drainage Easement, and the Sign Easement (together, the “Easements”) granted herein shall be permanent and perpetual and shall be considered covenants running with and appurtenant to the Grantee’s Property and the Grantor’s Property, and both the benefits and burdens thereof shall be binding upon and inure to the benefit of Grantor, Grantee, and their respective successors and assigns who become the owners of the tracts of land described herein or any portion thereof. The limitations on the use of the Easements provided for herein shall be binding upon any tenant, licensee, invitee or other person or entity from time to time entitled to the use and occupancy of, or access to, any portion of the Grantee’s Property. Subject to the condition expressly provided in Paragraph 4.2 with respect to the continued use of Grantee’s Property, the Restrictions imposed upon Grantor’s Property shall be permanent and perpetual and shall be considered covenants running with and a burden upon Grantor’s Property for the benefit of Grantee’s Property, and shall be binding upon and inure to the benefit of Grantor, Grantee, and their respective successors and assigns who become owners of the tracts of land described herein or any portion thereof.
     5.2 Subdivision. In the event that any part of the Grantor’s Property or the Grantee’s Property is subdivided and partially sold or conveyed to another owner, so that there exist more than one owner of the Grantor’s Property or the Grantee’s Property, all of the benefits and burdens of the Easements and the Restrictions shall run with each individual new tract created by the subdividing of the old tract of which each new tract was formerly a part, and shall be enforceable between and among all of the newly created tracts.
     5.3 Not a Public Dedication; Ownership and Control. Nothing herein contained shall be deemed to be a gift or dedication to the general public or for the general public or for any public use or purpose whatsoever, it being the intention and understanding of the parties hereto that, except as otherwise expressly stated in Paragraph 1.6(e) in the case of the dedication and acceptance of the Access Easement as a public right of way, this Declaration shall be strictly limited to and for the purposes herein expressed, solely for the benefit of the parties hereto and their respective successors and assigns who become owners of the tracts of land described herein, employees, tenants, licensees, invitees and business guests. Nothing contained in this Declaration, express or implied, shall confer upon any other person or entity any rights or remedies under or by reason of this Agreement. In the case of the Easements granted herein, the owner of the Grantee’s Property shall acquire only the limited rights to use the Easements as set forth herein. Subject to and consistent with the Easements granted and Restrictions imposed herein, the owner of the Grantor’s Property burdened by such Easements and Restrictions shall retain the sole and exclusive ownership and control of the burdened property.

     5.4 Quiet Enjoyment. Grantor hereby covenants that Grantor is lawfully seized of the Grantor’s Property and has good right to grant the Easements to Grantee, free and clear of all liens, mortgages and encumbrances, except for ad valorem taxes which are not delinquent and except for covenants, conditions and restrictions of record, if any, and the mortgages, if any, made subordinate to this Declaration pursuant to Paragraph 6.9 hereof, for which a consent to this Declaration by the holder of such mortgage holder is attached, and that Grantor will warrant and defend Grantee’s use, enjoyment and possession of the Easements in accordance with the terms of this Declaration against the claims of all persons except as limited above.
ARTICLE VI
CONDEMNATION OR CASUALTY
     6.1 Condemnation. In the event that all or any portion of the Easements, or any of them, is taken by the exercise of the power of eminent domain or is transferred or conveyed to the condemning authority in lieu thereof, then the Grantee, its successors and assigns who become owners of the Grantee’s Property, shall be entitled to such portion of any award or other compensation payable with respect to any such taking or conveyance for the lost value of the Easements and improvements located on or within the Easements owned by Grantee. The Grantee, its successors or assigns who become owners of the Grantee’s Property, shall be entitled to join in any condemnation proceeding for the purpose of making its claim as to the lost value of the Easements and such improvements and any additional or further compensation or damages to which it may be entitled as a result of such taking.
     6.2 Casualty Loss. In the event the improvements or facilities within the Easements are damaged or destroyed by fire or other casualty, Grantor shall promptly cause the repair, restoration or rebuilding of the improvements or facilities to the extent necessary to restore the Easements to their previously improved condition, restore the Access Drive and the Utilities to their previous condition and service capabilities, and restore such other areas of Grantor’s Property to the extent necessary to avoid interference with the use of the Easements.
ARTICLE VII
INDEMNITY
     7.1 Indemnity. Grantee hereby agrees to indemnify and hold Grantor harmless from and against any liabilities, causes of action, suits, claims, or expenses (including reasonable attorneys’ fees) asserted against, or incurred or suffered by, Grantor arising out of or resulting from the use or misuse of the Easements by Grantee, its successors in interest, and their agents, employees, tenants, invitees, licensees, patients and business guests to the extent not covered by insurance proceeds actually received by Grantor; provided, however, that Grantee shall have no obligation to indemnify and hold Grantor harmless from and against any liabilities, causes of action, suits, claims, or expenses (including reasonable attorneys’ fees) that are the result of the negligence or willful misconduct of Grantor, its agents, employees, tenants, invitees, licensees, and business guests. Grantor hereby agrees to indemnify and hold Grantee harmless from and against any liabilities, causes of action, suits, claims, or expenses (including reasonable attorneys’ fees) resulting or arising from the use or misuse of the Easements, or the breach or violation of the Restrictions, by Grantor, its successors in interest, and their employees, tenants, agents, invitees, customers and licensees, provided, however, that Grantor shall have no obligation to hold Grantee harmless from and against any liabilities, causes of action, suits, claims, or expenses (including reasonable attorneys’ fees)

resulting or arising from the negligence or willful misconduct of Grantee, its agents, employees, tenants, invitees, licenses and business guests.
ARTICLE VIII
BREACH
     8.1 Breach; Remedies.
          (a) Self Help. If any party shall fail to perform or breach any obligation imposed upon it pursuant to the provisions, covenants, conditions and restrictions of this Declaration (such party being herein called a “Defaulting Owner”), then, in any such event, any party not in default (an “Affected Party”), in addition to all other remedies it may have at law or in equity, after thirty (30) days’ prior written notice to the Defaulting Owner (or in the event of an emergency, after such shorter notice as is practical under the circumstances), shall have the right to perform such obligation on behalf of the Defaulting Owner. In such event, the Defaulting Owner shall promptly reimburse the Affected Party the cost thereof, together with interest thereon from the date of outlay at a rate equal to two percent (2%) in excess of the prime rate from time to time published in the Wall Street Journal, adjusted as and when said rate is adjusted.
          (b) Injunctive Relief and Other Remedies. The parties acknowledge that it may be difficult to compensate an Affected Party with monetary damages in the event of a violation or breach of any restriction, covenant or right occurs under this Declaration. In the event of a violation or breach by any party of any of the provisions, covenants, conditions and restrictions of this Declaration, the Affected Party shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief to enforce any of the provisions of this Declaration and the parties hereto hereby acknowledge the inadequacy of legal remedies and the irreparable harm which would be caused by any such violation or breach. In any such action for temporary, preliminary and permanent injunctive relief, an Affected Party shall be entitled to recover all incidental and consequential damages.
          (c) Lien. Any amount not reimbursed as provided in subparagraph (a), above, to an Affected Party who has performed the obligations of a Defaulting Owner in accordance with the provisions thereof shall constitute a lien on the property of the Defaulting Owner, such lien to be effective from the date of the recording of the Lien Notice thereinafter described, provided that written notice of such lien has been sent to the Defaulting Owner and the Defaulting Owner has failed to pay the amount due within twenty (20) days of the date of the giving of such notice. To evidence such lien, the Affected Party shall prepare a written notice (the “Lien Notice”) setting forth (i) the amount owing and a brief statement of the nature thereof, (ii) the name of the Defaulting Owner, (iii) a description of the property owned by such Defaulting Owner to which such lien will attach, and (iv) reference to this Declaration as the source and authority for such lien. The Lien Notice shall be signed and acknowledged by the Affected Party and shall be filed in the appropriate records for the filing of liens against real property in the records of Cabell County, West Virginia. A copy of such Lien Notice shall be mailed to the Defaulting Owner within thirty (30) days after such recording. Such lien may be enforced by judicial foreclosure in like manner as other liens in accordance with the laws of the State of West Virginia.
     8.2 Remedies Not Exclusive. The remedies of an Affected Party provided for herein shall be non-exclusive and cumulative with all remedies available at law or equity and an Affected Party shall not be restrained by any doctrine of election of remedies.

     8.3 Attorneys’ Fees. In the event any party shall institute any legal action or arbitration or proceeding against the other party for the enforcement of this Declaration with respect to any breach or default of the rights, duties and obligations of the parties under this Declaration, or any default thereunder, the prevailing party in such action or proceeding shall be entitled to recover from the unsuccessful party therein reimbursement for the costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in prosecuting such action or proceeding in addition to any relief to which it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.
ARTICLE IX
MISCELLANEOUS
     9.1 Singular and Plural. Whenever required by the context of this Declaration, the singular number shall include the plural, and vice versa, and the masculine gender shall include the feminine and neuter genders, and vice versa.
     9.2 Invalidity of Particular Provisions. If any provision of this Declaration or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Declaration, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Declaration shall be valid and be enforced to the fullest extent permitted by law.
     9.3 Controlling Law. This Declaration shall be construed, interpreted and enforced in accordance with the laws of the State of West Virginia.
     9.4 No Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. A waiver by any party of a breach of, or default in, any of the terms and conditions of this Declaration by any other party shall not be construed to be a waiver of any subsequent breach of or default in the same or any other provisions of this Declaration.
     9.5 Negation of Partnership. None of the terms or provisions of this Declaration shall be deemed to create a partnership between or among Grantee and Grantor, and nor shall it cause them to be deemed joint venturers or members of any joint enterprise.
     9.6 Mortgages. Any mortgage or deed of trust (a “Mortgage”) now or hereafter encumbering all or any portion of the Grantor’s Property, or any portion thereof, shall at all times be subordinate to all of the terms and provisions of this Declaration and the rights and easements granted, and restrictions imposed, herein. If any portion of such property subject to any Mortgage is sold under a foreclosure of any mortgage, or is conveyed to the mortgagee, deed of trust holder or any other person or party in lieu of foreclosure, any purchaser at such sale or any such grantee shall acquire and hold such property subject to all of the terms and provisions of this Declaration and the rights and easements granted herein.
     9.7 Amendments. Amendments to this Declaration to be effective must be in writing, and must be signed by all owners of any of the tracts of land described herein affected by such amendment and duly recorded in the real estate records for Cabell County, West Virginia.

     IN WITNESS WHEREOF, the parties hereto have caused this Declaration to be duly executed on the ______ day of                     , 2010.

GRANTOR: A.B.E., LLC
By:
Name:
Its:

GRANTEE: [_________________________________]
By:
Name:
Its:

STATE OF WEST VIRGINIA)
COUNTY OF _____________)
     On this _____ day of __________________, 2010, before me, the undersigned, a Notary Public of said County and State, personally appeared Edward A. Bell, Member of A.B.E., LLC, and known to me to be a member or designated agent of the limited liability company that executed the writing hereto annexed and acknowledged said writing to be the free act and voluntary deed of the limited liability company, by authority of statute, its articles of organization or operating agreement, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said writing and in fact executed said writing on behalf of said limited liability company.
     Given under my hand and seal this _______ day of __________________, 2010.

Notary Public

My Commission Expires:

STATE OF ___________     )
COUNTY OF _________     )
     On this ______ day of _______________, 2010, before me, the undersigned, a Notary Public of said County and State, personally appeared __________________, Member of ____________, and known to me to be a member or designated agent of the limited liability company that executed the writing hereto annexed and acknowledged said writing to be the free act and voluntary deed of the limited liability company, by authority of statute, its articles of organization or operating agreement, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said writing and in fact executed said writing on behalf of said limited liability company.
     Given under my hand and seal this ______ day of ____________, 2010.

Notary Public

My Commission Expires:

CONSENT OF MORTGAGE HOLDER
     The undersigned, being the owner and holder of the indebtedness evidenced and secured by that certain ______________________ (“Mortgage”) does hereby acknowledge, consent and agree to the granting of the rights and easements and imposing of the restrictions contained and set forth in that certain Declaration of Easements and Restrictions by and between A.B.E., LLC, a West Virginia limited liability company, and _______________, a _________, to which this Consent is attached and does hereby acknowledge and agree that said _______________ shall be and is subordinate to said Declaration of Easements and Restrictions.
     EXECUTED this ______ day of ____________, 2010.

[_______________________________________]
By:
Name:
Title:

STATE OF WEST VIRGINIA)
COUNTY OF ____________)
     The undersigned, _____________________, a Notary Public of said County, do certify that __________________, who signed the writing hereto annexed, bearing the date on the ___ day of _________, 2010, for __________________, a __________________, has this day, in my county, before me, acknowledged the said writing to be the act and deed of said corporation.
     Given under my hand and seal this ___ day of _________, 2010.

Notary Public

My Commission Expires:

EXHIBIT A
GRANTOR’S PROPERTY
All that certain lot, piece or parcel of land situate in Grant District, Cabell County, West Virginia on the waters of Lee’s Creek, a tributary of the Mud River, and is located on West Virginia State Local Service Route 19, commonly known as Lee’s Creek Road, near its intersection with West Virginia State Route 60, and being more particularly described as follows:
Beginning at a 1/2 inch rebar (found) corner to Beatrice C. Bannerman, Emmitt C. Nicholas, and Jesse Napier; thence, leaving Nicholas and Napier and with Bannerman, S. 65° 47’ 44” E., a distance of 470.00 feet to a 1 1/2 inch pipe (set) corner to Bannerman; thence, with Bannerman, S. 55° 18’ 39” E., a distance of 601.77 feel to a 1 1/2 inch pipe (set corner to Bannerman); thence, with Bannerman, S. 36° 25’ 50” E., passing a 1 1/2 inch pipe at 370.00 feet and a total distance of 400.00 feet to the center of the said Lee’s Creek, corner to Willard C. Dailey in the line of Bannerman; thence, leaving Bannerman and with the said creek, S. 48° 25’ 28” W., a distance of 43.02 feet; thence, S. 26° 50’ 34” W., a distance of 45.48 feet; thence, S. 65° 46’ 40” W., a distance of 110.78 feet; thence, S. 12° 30’ 06” W., a distance of 38.50 feet; thence, S. 44° 42’ 43” W., a distance of 157.18 feet, corner to Nadeen Dotson; thence, with Dotson and the center of said Lee’s Creek S. 65’ 32’ 31” W., a distance of 207.24 feet; thence, N. 42° 14’ 12” W., a distance of 117.34 feet; thence, N. 83° 14’ 49” W., a distance of 40.52 feet; thence, S. 80° 19’ 25” W., a distance of 25.49 feet; thence, S. 62° 35’ 19” W., a distance of 105.64 feet; thence, S. 61° 32’ 01” W., and passing at 22.72 feet the northeast corner of a 0.74 acre parcel of land designated and conveyed separately as a right at way for the land described herein and a total distance of 63.02 feet; thence, S, 72° 04’ 48” W., and passing at 22.52 feet the northwest corner of a 0.74 acre parcel of land designated and conveyed separately as a right of way for the land described herein and a total distance of 140.69 feet; thence, S, 80° 56’ 40” W., a distance of 112.11 feet; thence, S. 81° 10’ 43” W., a distance of 93.93 feet; thence, N. 28° 01’ 21” W., a distance of 16.75 feet; thence, N. 11° 20’ 21” W., a distance of 160.50 feet to a 1 1/2 inch pipe (set); thence, N. 42° 48’ 48” W., a distance of 188.84 feet to a 1/2 inch rebar (found) corner to Salamacha and with Conveyor Manufacturing Supply Company; thence, leaving Salamacha and with Conveyor Manufacturing Supply Company, N. 25° 02’ 53” W., a distance of 302.13 feet to the center of the said Lee’s Creek, corner to Mary L. Malone from which a 3/4 inch iron pipe (found), on the north line of said Route 60 bears S. 58° 43’ 15’W., a distance of 283.60 feet; thence, leaving Conveyor Manufacturing Company and with Malone, N. 32° 20’ 56” W., a distance of 61.78 feet to a steel angle (found, corner to Malone and Lyndall Williams); thence, leaving Malone and with Williams, N. 13° 52’ 07’ W., a distance of 46.18 feet to a 1/2 inch rebar (found), comer to Williams and Jesse Napier, from which 2 inch pipe (found) in the line between Williams and Napier bears N. 67° 00’ 30’ W., a distance of 24.04 feet; thence, leaving Williams and with Napier N. 22° 20’ 03” E., a distance of 666.01 feet. to the BEGINNING, containing 24.60 acres, of land, more or less.
LESS AND EXCEPT, that certain 5.0 acre tract, more or less, conveyed to the Grantee and more particularly described as Grantee’s Property on Exhibit B attached to this Declaration of Easements and Restrictions

EXHIBIT B
GRANTEE’S PROPERTY
The 217,688 sq. ft. or 5.0 acre parcel or tract of land shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, more particularly described as follows:
Beginning at a 5/8” rebar pin set in the southerly property line of Bruce P. Bannerman (Deed Book 162 Page 70), said rebar being located S 65°47’44” E a distance of 211.51 feet from a 1/2” rebar pin found marking the most northerly corner of the properties of A.B.E., LLC. (Deed Book 1166 Page 610) of which this 5.00 acres is a part., thence;
Leaving said 5/8” rebar and with the line of said Bannerman S 65°47’44” E a distance of 258.49 feet to a 5/8” rebar pin set in the southerly right of way line of Interstate 64, thence;
Leaving said Bannerman and with said right of way line S 55°18’39” E a distance of 201.45 feet to a 5/8” rebar pin set, thence;
Leaving the right of way line of Interstate 64 and severing the lands of said A.B.E., LLC. with the following eight (8) lines:
1) S 08°31’14” W a distance of 87.74 feet to a 5/8” rebar pin set, thence;
2) S 32°43’23” E a distance of 114.00 feet to a 5/8” rebar pin set, thence;
3) S 85°08’03” E a distance of 50.86 feet to a 5/8” rebar pin set, thence;
4) S 05°30’57” W a distance of 107.25 feet to a 5/8” rebar pin set, thence;
5) S 72°47’24” W passing a 5/8” rebar pin set marking a corner for a hereinafter described access and utility right of way at 104.21 feet and continuing for a total distance of 343.67 feet to a 5/8” rebar pin set, thence;
6) N 63°07’19” W a distance of 207.75 feet to a 5/8” rebar pin set said rebar also marking a corner to the aforementioned access and utility right of way, thence;
7) N 26°52’00” W a distance of 51.14 feet to a 5/8” rebar pin set, thence;
8) N 05°32’53” E a distance of 478.76 feet to the POINT OF BEGINNING containing 5.00 acres.

EXHIBIT C
DESCRIPTION OF ACCESS EASEMENT PARCEL
Variable Width Non-Exclusive Right of Way for Ingress, Egress from U.S. Route 60 to the boundary of Grantee’s Property as shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, more particularly described as follows:
Beginning at a 5/8” rebar pin set marking a corner to the hereinbefore described 5.00 acre parcel, said rebar being located S 05°32’53” W a distance of 478.76 feet and S 26°52’00” E a distance of 51.14 feet from the beginning corner of the 5.00 acre parcel, thence;
With the line of said 5.00 acre parcel S 63°07’19” E a distance of 207.75 feet to a 5/8” rebar pin set, thence;
N 72°47’24” E a distance of 239.24 feet to a 5/8” rebar pin set, thence;
Leaving the line of said 5.00 acre parcel and severing the lands of A.B.E., LLC. (Deed Book 1166 Page 610 with the following six (6) lines:
1) S 50°07’26” W a distance of 103.80 feet to a 5/8” rebar pin set, thence;
2) S 72°47’24” W a distance of 102.70 feet to a 5/8” rebar pin set, thence;
3) With a curve to the left having a radius of 50 feet the chord of which bears S 36°09’44” W a distance of 59.66 feet to a 5/8” rebar pin set, thence;
4) S 01°11’53” E a distance of 236.50 feet to a 5/8” rebar pin set, thence;
5) S 10°51’59” E a distance of 60.57 feet to a 5/8” rebar pin set, thence;
6) S 20°33’08” E a distance of 124.02 feet to a point in the middle of Lee Creek and in the line of the property of Connie D. Sunderland (Deed Book 1159 Page 572), thence;
With the line of said Sunderland and the center of Lee Creek N 61°32’01” E a distance of 2.85 feet to a point marking a corner to the property of Carroll G. Dotson (Deed Book 1129 Page 403), thence;
With the division line of said Dotson and Sunderland S 20°33’11” E a distance of 132.70 feet to a 5/8” rebar pin found, thence;
Leaving the line of said Dotson and through the lands of said Sunderland S 22°26’56” W a distance of 123.50 feet to a 5/8” rebar pin found, thence;
Continuing with said Sunderland S 14°17’35” E a distance of 281.22 feet to a 3/4” pipe found marking a corner to the property of Evelyn Erlewine (Deed Book 872 Page 632), thence;
With the division line of said Sunderland and Erlewine S 53°15’48” W a distance of 68.94 feet to a 3/4” pipe found, thence;
Continuing with said division line S 53°12’13” W a distance of 46.33 feet to a 5/8” rebar found in the northerly right of way line of U.S. Route 60, thence;

Leaving the line of said Erlewine and with the line of said Route 60 N 56°01’47” W a distance of 69.07 feet to a 5/8” rebar pin found, thence;
Leaving the line of U.S. Route 60 and through the land of said Sunderland the following four (4) lines:
1) N 36°50’00” E a distance of 138.08 feet to a 5/8” rebar pin found, thence;
2) N 14°17’35” W a distance of 202.01 feet to a 5/8” rebar pin found, thence;
3) N 22°26’56” E a distance of 120.72 feet to a 5/8” rebar pin found, thence;
4) N 20°33’11” W a distance of 112.88 feet to a point in the center of Lee Creek, said point being in the line of the property of A.B.E., LLC., thence;
With the line of said A.B.E., LLC. and the center of said creek N 72°04’48” E a distance of 2.18 feet to a point, thence;
Leaving the line of said Sunderland and said creek and through the lands of said A.B.E., LLC. the following six (6) lines:
1) N 20°33’08” W a distance of 125.82 feet to a 5/8” rebar pin set, thence;
2) N 10°51’59” W a distance of 74.03 feet to a 5/8” rebar pin set, thence;
3) N 01°11’53” W a distance of 249.57 feet to a 5/8” rebar pin set, thence;
4) With a curve to the left having a radius of 50 feet the chord of which bears N 32°09’05” W a distance of 51.46 feet to a 5/8” rebar pin set, thence;
5) N 63°07’19” W a distance of 115.00 feet to a 5/8” rebar pin set, thence;
6) N 26°52’00” W a distance of 67.83 feet to the POINT OF BEGINNING.

EXHIBIT D
LOCATION OF ACCESS EASEMENT
As shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, attached hereto.

EXHIBIT E
DESCRIPTION OF UTILITY EASEMENTS PARCEL
Right of Way for Utilities
Variable Width Non-Exclusive Right of Way for Ingress, Egress and Utilities from U.S. Route 60 to the boundary of Grantee’s Property, as shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation, prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, more particularly described as follows:
Beginning at a 5/8” rebar pin set marking a corner to the hereinbefore described 5.00 acre parcel, said rebar being located S 05°32’53” W a distance of 478.76 feet and S 26°52’00” E a distance of 51.14 feet from the beginning corner of the 5.00 acre parcel, thence;
With the line of said 5.00 acre parcel S 63°07’19” E a distance of 207.75 feet to a 5/8” rebar pin set, thence;
N 72°47’24” E a distance of 239.24 feet to a 5/8” rebar pin set, thence;
Leaving the line of said 5.00 acre parcel and severing the lands of A.B.E., LLC. (Deed Book 1166 Page 610 with the following six (6) lines:
1) S 50°07’26” W a distance of 103.80 feet to a 5/8” rebar pin set, thence;
2) S 72°47’24” W a distance of 102.70 feet to a 5/8” rebar pin set, thence;
3) With a curve to the left having a radius of 50 feet the chord of which bears S 36°09’44” W a distance of 59.66 feet to a 5/8” rebar pin set, thence;
4) S 01°11’53” E a distance of 236.50 feet to a 5/8” rebar pin set, thence;
5) S 10°51’59” E a distance of 60.57 feet to a 5/8” rebar pin set, thence;
6) S 20°33’08” E a distance of 124.02 feet to a point in the middle of Lee Creek and in the line of the property of Connie D. Sunderland (Deed Book 1159 Page 572), thence;
With the line of said Sunderland and the center of Lee Creek N 61°32’01” E a distance of 2.85 feet to a point marking a corner to the property of Carroll G. Dotson (Deed Book 1129 Page 403), thence;
With the division line of said Dotson and Sunderland S 20°33’11” E a distance of 132.70 feet to a 5/8” rebar pin found, thence;
Leaving the line of said Dotson and through the lands of said Sunderland S 22°26’56” W a distance of 123.50 feet to a 5/8” rebar pin found, thence;
Continuing with said Sunderland S 14°17’35” E a distance of 281.22 feet to a 3/4” pipe found marking a corner to the property of Evelyn Erlewine (Deed Book 872 Page 632), thence;
With the division line of said Sunderland and Erlewine S 53°15’48” W a distance of 68.94 feet to a 3/4” pipe found, thence;
Continuing with said division line S 53°12’13” W a distance of 46.33 feet to a 5/8” rebar found in the northerly right of way line of U.S. Route 60, thence;

Leaving the line of said Erlewine and with the line of said Route 60 N 56°01’47” W a distance of 69.07 feet to a 5/8” rebar pin found, thence;
Leaving the line of U.S. Route 60 and through the land of said Sunderland the following four (4) lines:
1) N 36°50’00” E a distance of 138.08 feet to a 5/8” rebar pin found, thence;
2) N 14°17’35” W a distance of 202.01 feet to a 5/8” rebar pin found, thence;
3) N 22°26’56” E a distance of 120.72 feet to a 5/8” rebar pin found, thence;
4) N 20°33’11” W a distance of 112.88 feet to a point in the center of Lee Creek, said point being in the line of the property of A.B.E., LLC., thence;
With the line of said A.B.E., LLC. and the center of said creek N 72°04’48” E a distance of 2.18 feet to a point, thence;
Leaving the line of said Sunderland and said creek and through the lands of said A.B.E., LLC. the following six (6) lines:
1) N 20°33’08” W a distance of 125.82 feet to a 5/8” rebar pin set, thence;
2) N 10°51’59” W a distance of 74.03 feet to a 5/8” rebar pin set, thence;
3) N 01°11’53” W a distance of 249.57 feet to a 5/8” rebar pin set, thence;
4) With a curve to the left having a radius of 50 feet the chord of which bears N 32°09’05” W a distance of 51.46 feet to a 5/8” rebar pin set, thence;
5) N 63°07’19” W a distance of 115.00 feet to a 5/8” rebar pin set, thence;
6) N 26°52’00” W a distance of 67.83 feet to the POINT OF BEGINNING.
Sanitary Sewer Easement:
15-foot Sanitary Sewer Easement extending to/from the Variable Width Non-Exclusive Right of Way for Ingress, Egress and Utilities to the Lift Station Site as shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, for which a more particular description will be prepared by Randolph Engineering and made a part of this Exhibit E.

EXHIBIT F
LOCATION OF UTILITY EASEMENTS
As shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, attached hereto.

EXHIBIT G
STORM DRAINAGE FACILITIES
15 foot Drainage Easement as shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, more particularly described as follows:
Beginning at a point in the southerly line of the hereinbefore described 5.00 acre parcel, said point being located S 72°47’24” W a distance of 133.17 feet from the most southeasterly corner of said 5.00 acre parcel, thence;
Leaving the line of said 5.00 acre parcel and through the lands of A.B.E., LLC. (Deed Book 1166 Page 610) S 05°34’04” E a distance of 479.29 feet to a point in the center of Lee Creek and in the line of the property of Carroll Dotson (Deed Book 1129 Page 403), thence;
With the line of said Dotson and the center of said Lee Creek N 83°14’49” W a distance of 15.35 feet to a point, thence;
Leaving the line of said Dotson and Lee Creek and through the lands of said A.B.E., LLC. N 05°34’04” W a distance of 472.93 feet to a point in the southerly line of the aforementioned 5.00 acre parcel, thence;
With the line of said 5.00 acre parcel N 72°47’24” E a distance of 15.32 to the POINT OF BEGINNING.

EXHIBIT H
SIGN EASEMENT
Easement area located within Variable Width Non-Exclusive Right of Way for Ingress, Egress and utilities at entrance to/from U.S. Route 60 as shown on the ALTA/ACSM Title Survey for Diversicare Leasing Corporation prepared by Randolph Engineering dated 7/22/08, Project No. 2008100, Sheet 1 of 1, attached hereto, for which a more particular description will be prepared by Randolph Engineering and made a part of this Exhibit H.

EXHIBIT I
RESTRICTIONS
1.	Nursing home;

2.	Assisted living facility;

3.	Any establishment that would produce strong odors or excessive noise or that creates a fire, explosive or other hazard (does not include a service station or convenience store providing gasoline pumps);

4.	Any land use involving temporary structure;

5.	Mobile home or trailer park;

6.	Sex industry establishments;

7.	Mortuary or funeral home;

8.	Cemetery;

9.	Factory;

10.	Flea Market;

11.	Public swimming pool;

12.	Liquor store (does not include a restaurant whose primary business is the sale of food with the incidental sale of alcohol for consumption on the premises or a convenience store whose primary business is the sale of food, beverages or other household supplies to customers of which the sale of alcoholic beverages is an incidental part;

13.	Automobile, truck, trailer, motorbike, farm or construction equipment, boat or recreational vehicle repair facility;

14.	Veterinary hospital or animal raising facilities (does not prohibit pet supply shops);

15.	Mining operations;

16.	Head shop store;

17.	Gun range or for the sale of fireworks;

18.	Junkyard or stockyard.